UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

TEMPUR SEALY INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

2015 PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of Tempur Sealy International, Inc.
will be held at the offices of Morgan, Lewis & Bockius LLP, 13th Floor,
One Federal Street Boston, Massachusetts 02110
May 8, 2015 at 8:30 AM

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Important Notice Regarding Availability of Proxy Materials:

The 2015 Proxy Statement and 2014 Annual Report are available at http://www.proxyvote.com.

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the WHITE proxy card enclosed with the paper copy of your voting materials at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. More importantly, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

VOTE BY INTERNET	VOTE BY TELEPHONE	VOTE BY MAIL
http://www.proxyvote.com	1-800-690-6903	Sign and date the proxy card and return it in the enclosed postage-paid envelope.
24 hours a day/7 days a week	toll-free 24 hours a day/7 days a week

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year’s Annual Report on Form 10-K and Proxy Statement at http://www.proxyvote.com.

March 16, 2015

To our Stockholders:

I am pleased to invite you to attend the Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held on Friday, May 8, 2015 at 8:30 AM, local time, at the offices of Morgan, Lewis & Bockius LLP, 13th Floor, One Federal Street Boston, Massachusetts 02110.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and Proxy Statement. Your management team will further elaborate at the Annual Meeting on our strategy to deliver enhanced stockholder value. We also will review our progress during the past year and answer your questions.

YOUR VOTE IS IMPORTANT TO US.

Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the WHITE proxy card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person. Please note, however, that if you wish to vote at the meeting and your shares are held of record by a broker, bank or other nominee, you must obtain a "legal" proxy issued in your name from that record holder.

Thank you for your ongoing support of, and continued interest in, Tempur Sealy International, Inc. If you have any questions, please contact D.F. King & Co., Inc., our proxy solicitor assisting us in connection with the Annual Meeting. Stockholders may call toll-free at (877) 283-0319.

Sincerely,

MARK SARVARY
President, Chief Executive Officer and Director

2015 ANNUAL MEETING OF STOCKHOLDERS

FRIDAY, MAY 8, 2015
8:30 AM

NOTICE OF MEETING AND PROXY STATEMENT
YOUR VOTE IS IMPORTANT

Tempur Sealy International, Inc. (the Company) will hold its 2015 Annual Meeting of Stockholders at the offices of Morgan, Lewis & Bockius LLP, 13th Floor, One Federal Street Boston, Massachusetts 02110 on Friday, May 8, 2015 at 8:30 AM, local time. At the Annual Meeting, stockholders will: (1) elect eleven directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified; (2) ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2015; (3) approve the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives; (4) hold an advisory vote to approve the compensation of our Named Executive Officers; and (5) transact such other business as may properly come before the meeting or any adjournment thereof.

If you are a stockholder of record, you may vote in any one of four ways: in person by attending the Annual Meeting, by Internet, by telephone or by mail using the WHITE proxy card enclosed in the paper copy of your voting materials. Specific voting information is included under the caption "Voting Procedures" in this Proxy Statement. Only stockholders of record at the close of business on March 11, 2015, are entitled to vote. On March 11, 2015, 60,958,394 shares of the Company’s common stock were outstanding. Each share entitles the holder to one vote.

Our Board of Directors unanimously asks you to vote in favor of the director nominees, the ratification of Ernst & Young LLP as the Company’s independent auditors, the vote to approve the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives, and the advisory vote to approve the compensation of our Named Executive Officers. This Proxy Statement provides you with detailed information about each of these matters. We encourage you to read this Proxy Statement carefully.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 8, 2015

The Proxy Statement and Annual Report on Form 10-K and the means to vote by Internet are available at http://www.proxyvote.com.

All of our stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope. Sending in your proxy will not prevent you from voting in person at the Annual Meeting. If you vote in person by ballot at the Annual Meeting, that vote will revoke any prior proxy that you have submitted.

If you have any questions, or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

D.F. King & Co., Inc.
Stockholders Call Toll Free: (877) 283-0319
Banks and Brokers Call Collect: (212) 269-5550

Your vote is extremely important, no matter how many or how few shares you own. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed WHITE proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

LOU H. JONES
Executive Vice President, General Counsel and Secretary
Lexington, Kentucky
March 16, 2015

Picture identification will be required to enter the Annual Meeting. Cameras and recording equipment will not be permitted at the Annual Meeting.

TEMPUR SEALY INTERNATIONAL, INC.
1000 Tempur Way
Lexington, Kentucky 40511

PROXY STATEMENT

Annual Meeting of Stockholders To Be Held on Friday, May 8, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

Our Board of Directors is soliciting proxies for the 2015 Annual Meeting of Stockholders of Tempur Sealy International, Inc. (Annual Meeting). The Annual Meeting will be held at 8:30 AM, local time, on May 8, 2015 at the offices of Morgan, Lewis & Bockius LLP, 13th Floor, One Federal Street Boston, Massachusetts 02110. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

Notice of the Annual Meeting and Notice of Availability of Proxy Materials, which include this Proxy Statement , the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and a WHITE proxy card, were mailed to stockholders beginning on or about March 16, 2015. Our principal executive offices are located at 1000 Tempur Way, Lexington, Kentucky 40511. Our telephone number is (800) 878-8889. As used in this Proxy Statement, the terms "we," "our," "ours," "us," "Tempur Sealy," "Tempur Sealy International" and "Company" refer to Tempur Sealy International, Inc.  "Sealy" refers to Sealy Corporation and its subsidiaries.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., by any of the methods below:
D.F. King & Co., Inc.
Mail: 48 Wall Street, 22nd Floor, New York, NY 10005
Stockholders Call Toll Free: (877) 283-0319
Banks and Brokers Call Collect: (212) 269-5550
Email: tpx@dfking.com

Q: When is the Record Date and who may vote at the meeting?

A: Our Board of Directors (also referred to herein as the Board) set March 11, 2015 as the record date for the meeting. All stockholders who owned Tempur Sealy International common stock of record at the close of business on March 11, 2015 may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. On March 11, 2015, 60,958,394 shares of Tempur Sealy International common stock were outstanding. The common stock is the only class of securities eligible to vote at the meeting. There are no cumulative voting rights.

Q: How many votes does Tempur Sealy International need to be present at the meeting?

A: A majority of Tempur Sealy International’s outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if you:

•	Are present and vote in person at the meeting; or

•	Have properly submitted a proxy card, via the Internet, telephone or by mail.

Abstentions and "broker non-votes" (as further described below) are counted as present and entitled to vote for purposes of determining a quorum.

Q: What proposals will be voted on at the meeting?

A: There are four proposals scheduled to be voted on at the meeting:

•	Election of eleven (11) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified (Proposal One).

•	Ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2015 (Proposal Two).

•	Approval of the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives (Proposal Three)

•	Advisory vote to approve the compensation of our Named Executive Officers (Proposal Four).

Q: What is the voting requirement to approve the proposals?

A: At an annual meeting at which a quorum is present, the following votes will be necessary to elect directors, to ratify the appointment of the independent auditors, to approve the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives and to approve the advisory vote on the compensation of Named Executive Officers described in this Proxy Statement:

•	Each director shall be elected by a majority of the shares present or represented by proxy at the Annual Meeting.

•
Ratification of the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2015 requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

•
Approval of the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives described in this Proxy Statement requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

•
Approval of the advisory vote on the compensation of our Named Executive Officers requires the affirmative vote of the majority of shares present or represented by proxy and entitled to vote at the Annual Meeting.

•	Abstentions are counted as votes present and entitled to vote and have the same effect as votes "against" the proposal.

•	Broker non-votes, if any, will be handled as described below.

Q: If I hold my shares in a brokerage account and do not provide voting instructions to my broker, will my shares be voted?

A: Under New York Stock Exchange (NYSE) rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who do not provide voting instructions. Generally, brokerage firms may vote to ratify the appointment of independent auditors (Proposal Two) and on other "discretionary" or "routine" items in absence of instructions from the beneficial owner. In contrast, brokerage firms may not vote to elect directors (Proposal One) or on stockholder or other proposals, including Proposals Three and Four in this Proxy Statement, because those proposals are considered "non-discretionary" items. Accordingly, if you do not instruct your broker how to vote your shares on these "non-discretionary" matters, your broker will not be permitted to vote your shares on these matters. This is referred to as a "broker non-vote." Broker non-votes are counted for purposes of determining the number of shares present at the meeting, but will not be counted or deemed to be present, represented or voted for purposes of the number of shares entitled to vote.
Q: How would my shares be voted if I do not specify how they should be voted?
A: If you sign and return your proxy card without indicating how you want your shares to be voted, the persons designated by the Board of Directors to vote the proxies returned pursuant to this solicitation will vote your shares as follows:

•	Proposal One: "FOR" the election of eleven (11) directors to each serve for a one-year term and until the director’s successor has been duly elected and qualified.

•	Proposal Two: "FOR" the ratification of the appointment of the firm of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2015.

•	Proposal Three: "FOR" the approval of the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives.

•	Proposal Four: "FOR" the advisory vote to approve the compensation of our Named Executive Officers.
Q: How may I vote my shares in person at the meeting?
A: Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to attend the meeting, please bring the enclosed proxy card and proof of identification for entrance to the meeting. Please note, however, if you hold your shares in "street name", you must request a legal proxy from the stockholder of record (your broker or bank) in order to vote at the meeting.

Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. If you own shares in "street name" through a bank, broker or other nominee, you may vote your shares by following the instructions from your bank, broker or other nominee.

Q: How may I vote my shares without attending the meeting?

A: You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

If your shares are held in your name, you may vote by proxy in three convenient ways:

Via Internet: Go to http://www.proxyvote.com and follow the instructions. You will need to enter  the control number printed on your proxy materials.

By Telephone: Call toll-free 1-800-690-6903 and follow the instructions. You will need to enter  the control number printed on your proxy materials.

In Writing: Complete, sign, date and return your WHITE proxy card in the enclosed postage-paid  envelope.

You may vote by Internet or telephone until 11:59 P.M., Eastern Standard Time, the day before the meeting date. Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted as indicated on that proxy.

If your shares are held in street name (with your broker or bank), you may vote by submitting voting instructions to your broker, bank or nominee. In most cases, you will be able to do this by mail. Please refer to the instructions provided to you by your broker, bank or nominee.

If you provide specific voting instructions, your shares will be voted as you have instructed.
If you have any questions or require assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., by any of the methods below:
D.F. King & Co., Inc.
Mail: 48 Wall Street, 22nd Floor, New York, NY 10005
Stockholders Call Toll Free: (877) 283-0319
Banks and Brokers Call Collect: (212) 269-5550
Email: tpx@dfking.com

Q: How can I change my vote after I return my proxy card?

A: You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by voting again at a later date via Internet or telephone or by signing and submitting a new proxy card with a later date by mail or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it. If your shares are held for you by a broker, bank or nominee, you must contact the broker, bank or nominee to revoke a previously authorized proxy.
Q: What is Tempur Sealy International’s voting recommendation?
A: Our Board of Directors recommends that you vote your shares "FOR" each of the nominees to the Board (Proposal One), "FOR" the ratification of the appointment of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2015 (Proposal Two), "FOR" the approval of the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives (Proposal Three) and "FOR" the advisory vote to approve the compensation of Named Executive Officers (Proposal Four).
Q: Where can I find the voting results of the meeting?
A: The preliminary voting results will be announced at the meeting. The final results will be published on Form 8-K within four business days after the final results are known.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board of Directors

Tempur Sealy International’s Board currently consists of eleven members, each serving a one-year term. The nominees for this year’s election of directors include: Evelyn S. Dilsaver, Frank Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane, Lawrence J. Rogers, Mark Sarvary and Robert B. Trussell, Jr., each currently a director of Tempur Sealy International. The nominees, if elected, will each serve a one-year term until Tempur Sealy International’s annual meeting of stockholders in 2016 or until his or her respective successor is elected and qualified. Each of the nominees has consented to serve a one-year term. There are no family relationships among our Executive Officers and Directors.

VOTE REQUIRED

Each director will be elected the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting. In the event that the number of votes "against" a director exceed the number of votes "for" that director, that director must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. The Board of Directors will then consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE FOLLOWING NOMINEES:

Nominees to Board of Directors

Evelyn S. Dilsaver, 59, has served as a member of Tempur Sealy International’s Board of Directors since December 2009. Ms. Dilsaver was President and Chief Executive Officer of Charles Schwab Investment Management from July 2004 until September 2007. Prior to that, Ms. Dilsaver held various senior management positions with The Charles Schwab Corporation since December 1991, including Executive Vice President and Senior Vice President, Asset Management Products and Services, of Charles Schwab Investment Management and Chief Financial Officer for U.S. Trust Company. Ms. Dilsaver is also a member of the board of directors of Aeropostale, Inc. (ARO), HealthEquity, Inc. (HQY), as well as Blue Shield of California and other non-profit boards. She also serves as a member of the advisory board of Protiviti, a global consulting company. In the past five years, Ms. Dilsaver has also served as a director of HighMark Funds, Longs Drugs and Tamalpais Bancorp. In September 2010, Tamalpais Bancorp filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code. Ms. Dilsaver is a certified public accountant and holds a B.S. degree in accounting from California State University-Hayward. Ms. Dilsaver brings a long professional career in finance, accounting and general management and considerable experience with consumer-oriented businesses to the Board as a senior executive of a large investment management firm and her many years of serving as a director of companies in a variety of businesses.

Frank Doyle, 66, has served as a member of Tempur Sealy International’s Board of Directors since April 2003. Mr. Doyle has served as President and Chief Executive Officer of Connell Limited Partnership, a global manufacturer of industrial products, since 2001. From 1972 to 2001, he was a partner at PricewaterhouseCoopers LLP, where he was Global Technology Industry Leader and a member of the firm’s Global Leadership Team. He currently serves on the board of directors of Liberty Mutual Holding Company, Inc. where he is a member of the executive, nominating & governance and the investment committees and chairs the audit committee; and Eversource Energy, where he is a member of the audit and corporate governance committees. In the past five years, Mr. Doyle has served as a director of Citizens Financial Group where he was a member of the executive committee and chaired the compensation committee; as a trustee of the Joslin Diabetes Center where he chaired the finance committee; and as a trustee of Boston College. Mr. Doyle is a certified public accountant and holds a B.S. degree and an M.B.A. degree from Boston College. Mr. Doyle’s board leadership roles, his experience as the President and Chief Executive Officer of a global manufacturer and his years of experience at PricewaterhouseCoopers allows him to lend considerable financial, risk management, accounting and operational expertise to the Board.

John A. Heil, 62, has served as a member of Tempur Sealy International’s Board of Directors since March 2008. From February 2005 until his retirement in April 2013, he served as President of United Pet Group, Inc., a global manufacturer and marketer of pet food/supplies and subsidiary of Spectrum Brands, Inc. Spectrum Brands, Inc. filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in February 2009 and emerged from bankruptcy protection on August 28, 2009. From 2000 to February 2005 he served as United Pet Group’s President and Chief Executive Officer. Mr. Heil has been a member of the board of directors and a member of the audit committee of VCA Antech, Inc., a NYSE listed company, since February 2002, and previously served as a director of that company from 1995 to 2000. Prior to joining United Pet Group, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive and general management positions including President of Heinz Pet Products. Mr. Heil holds a B.A. degree in economics from Lycoming College. Mr. Heil’s long career in management and the branded consumer products arena brings a remarkable depth of operational and strategic experience to the Board.

Peter K. Hoffman, 66, has served as a member of Tempur Sealy International’s Board of Directors since October 2006. From January 2000 until his retirement in January 2007, Mr. Hoffman served as President of Global Grooming for The Gillette Company and then The Procter & Gamble Company (following Procter & Gamble’s acquisition of Gillette in October 2005). Mr. Hoffman spent over 34 years with The Gillette Company and Procter & Gamble in executive positions both in North America and Europe, including roles as President, Global Blades and Razors; President, Duracell North Atlantic; and President, Braun North America. Mr. Hoffman received an A.B. degree in Economics from Columbia University and an M.B.A. degree with distinction from the Tuck School of Business, Dartmouth College, where he was elected an Edward Tuck Scholar. Mr. Hoffman brings extensive experience with consumer products marketing and advertising, new product innovation, strategy, and multi-national and global business to the Board.

Sir Paul Judge, 65, has served as a member of Tempur Sealy International’s Board of Directors since July 2004. Sir Paul Judge is President of the Association of MBAs. After thirteen years working for Cadbury Schweppes, Sir Paul led the buyout of that company’s food operations to form Premier Brands, becoming its chairman. Sir Paul Judge was subsequently chairman of Food from Britain, director general of the Conservative Party and a ministerial adviser at the UK Cabinet Office. Sir Paul has served on the board of Abraaji Capital of Dubai since 2009 and of the United Kingdom Accreditation Service since 2006. He has previously served on the boards of Schroder Income Fund, Eurasian Natural Resources Corporation PLC, Standard Bank Group Ltd of Johannesburg and WPP Group plc. In 1996, he became a Knight Bachelor in recognition of his public and political service. He was an Open Scholar at Trinity College, University of Cambridge, graduating in 1971, and received an M.B.A. in 1973 from the Wharton Business School. In addition to his broad business experience, Sir Paul Judge brings an international perspective to the Board and invaluable management operating experience in Europe and elsewhere outside of North America.

Nancy F. Koehn, 55, has served as a member of Tempur Sealy International’s Board of Directors since March 2004. Ms. Koehn is the James E. Robison Professor of Business Administration at the Harvard Business School. She has been a Professor of Business Administration at Harvard Business School since July 2001. From July 1997 through June 2001, Ms. Koehn was an Associate Professor at Harvard Business School. From July 1991 through June 1997, she was an Assistant Professor at Harvard Business School. She is the author of a number of books on various business topics, including her most recent book The Story of Ernest Shackleton: Exploring Leadership, and has written and supervised numerous articles and case studies. Ms. Koehn consults with many companies and speaks frequently before business leaders on a range of subjects including leadership, connecting with customers in turbulent times, and strategic branding. Ms. Koehn writes regularly for the New York Times, the Washington Post, the Huffington Post and she is a regular commentator on NPR. Ms. Koehn also serves as a member of the Board of Directors of Fashion to Figure, a privately held clothing retailer. In the past five years, Ms. Koehn has served as a director of ING North American Advisory Board and Seniorbridge Family Companies. Ms. Koehn holds a B.A. degree from Stanford University, an M.A. degree in Public Policy from the Harvard University Kennedy School of Government and an M.A. degree and a Ph.D. degree in European History from Harvard University. As a professor and academic, Ms. Koehn brings diverse business experience and a unique perspective to the Board.

Christopher A. Masto, 47, has served as a member of Tempur Sealy International’s Board of Directors since November 2002. Mr. Masto is Vice Chairman of Friedman Fleischer & Lowe, LLC (FFL), a private equity firm, which he co-founded in 1997 and helped to build and manage from a start-up to a leading private equity investor managing over $4.5 billion. FFL focuses on building equity value through business growth and active engagement in its companies to support growth. FFL has invested in approximately 30 companies since inception. Prior to co-founding FFL, he worked as a management consultant with Bain & Company. Prior to that, Mr. Masto was employed at Morgan Stanley & Co., where he worked as an investment banker. He currently serves on the board of Speedy Cash Holdings Corp. In the last five years Mr. Masto has also served as Chairman of the Board of TriTech Software Systems. Mr. Masto graduated magna cum laude from Brown University with a Sc.B. in Electrical Engineering and received his M.B.A. degree from Harvard Business School. Mr. Masto brings considerable experience in investing, finance, strategy and management to the Board.

P. Andrews McLane, 67, has served as Chairman of Tempur Sealy International’s Board of Directors since November 2002. His career began in 1973 with the State Street Bank. Mr. McLane joined TA Associates, Inc. in 1979, became a Managing Director in 1982 and Senior Managing Director in 1997. He headed TA Associates' Financial Services and Consumer Group, and served on the firm's Executive Committee for 20 years. He retired from TA Associates in 2008 and became a Senior Adviser of the firm. Mr. McLane is a Director of the Appalachian Mountain Club, First Eagle Investment Management Inc. and the U.S. Ski and Snowboard Association, and is a Trustee of the Museum of Fine Arts, Boston. In the past five years Mr. McLane has also served on the Boards of Advisory Research, Inc. and Numeric Investors LLC. Mr. McLane graduated from Dartmouth College with an A.B. degree and from the Tuck School of Business at Dartmouth with an M.B.A. degree. During his career at TA Associates, a global private equity manager with $11 billion of assets under management, Mr. McLane led investments in 32 companies, and served on the boards of 29 companies, including seven public companies. Mr. McLane brings 42 years of business and leadership experience to the Tempur Sealy International Board of Directors, including invaluable significant strategic insight and business experience acquired during his long career in private equity with a focus on financial services, business services and consumer industries.

Lawrence J. Rogers, 66, has served as a member of Tempur Sealy International’s Board of Directors since March 27, 2014. He joined Tempur Sealy International, Inc. in March 2013 when the Company acquired Sealy, and served as President and Chief Executive Officer of Sealy Corporation from 2008 until his retirement in April 2014. From December 2006 to 2008, Mr. Rogers served as President, North America of Sealy and prior to that as President, Sealy International. Mr. Rogers joined Sealy in 1979 and has also served in numerous other capacities, including President of Sealy of Canada. Mr. Rogers received his undergraduate degree in Business Administration from Red River College, where he majored in Marketing and Economics. As former Chief Executive Officer and a long-serving executive of Sealy Corporation, Mr. Rogers brings significant mattress industry experience, both national and international, to the Board.

Mark Sarvary, 55, has served as a member of Tempur Sealy International’s Board of Directors since August 2008. Mr. Sarvary joined Tempur Sealy International in June 2008 and serves as President and Chief Executive Officer of Tempur Sealy International. Prior to joining Tempur Sealy, from January 2008 until June 2008, Mr. Sarvary served as an Operating Partner with CVC Capital Partners, a global private equity firm. Prior to CVC, from 2004 to 2007, Mr. Sarvary was the Executive Vice President and President of Campbell Soup Company, North America division, responsible for $6 billion in business, including Campbell Soup, Pepperidge Farm, Pace, Prego and V8 as well as Godiva’s global business. From 2002 until 2004, Mr. Sarvary was the President of Campbell’s Pepperidge Farm division. Prior to joining Campbell’s, from 1999 to 2002, Mr. Sarvary was the CEO of J. Crew Group, Inc., and from 1993 to 1999 he worked for Nestle, most recently as the President of the Stouffer’s Frozen Food division. Earlier in his career, Mr. Sarvary worked as a strategy consultant with Bain & Company and in sales and marketing roles with IBM Corporation in Europe. Mr. Sarvary received his B.Sc. in Physics from Kent University in the United Kingdom and an M.B.A. from INSEAD Business School in France. Mr. Sarvary is an accomplished business leader, through his private equity experience coupled with his considerable experience as an executive for large global companies, who brings a great breadth of skills in sales, marketing, product innovation, strategy and operations to the Board.

Robert B. Trussell, Jr., 63, has served as a member of Tempur Sealy International’s Board of Directors or its predecessors since 1992, and has served as Vice Chairman of the Board of Directors since April 2006. Mr. Trussell served as Chief Executive Officer of Tempur Sealy or its predecessor from November 2002 until his retirement in May 2006. From 1994 to December 2004, Mr. Trussell served as President of the Company and its predecessors. Prior to joining the Company's predecessor in 1994, Mr. Trussell was general partner of several racing limited partnerships that owned racehorses in England, France and the United States. He was also the owner of several start-up businesses in the equine lending and insurance business. Mr. Trussell received his B.S. degree from Marquette University. As former Chief Executive Officer and a principal founder of Tempur Sealy, Mr. Trussell brings significant management experience and a historical perspective to the Board.

Executive Officers

Name	Age	Position
Mark Sarvary	55	President and Chief Executive Officer
W. Timothy Yaggi	54	Chief Operating Officer
Dale E. Williams	52	Executive Vice President and Chief Financial Officer
Richard W. Anderson	55	Executive Vice President and President, North America
Barry A. Hytinen	40	Executive Vice President of Corporate Development and Finance
Lou H. Jones	64	Executive Vice President, General Counsel and Secretary
David Montgomery	54	Executive Vice President and President of International Operations
Brad Patrick	50	Executive Vice President and Chief Human Resources Officer
Jay G. Spenchian	56	Executive Vice President and Chief Marketing Officer
Bhaskar Rao	49	Chief Accounting Officer and Senior Vice President Finance

W. Timothy Yaggi joined Tempur Sealy International in February 2013 and serves as Chief Operating Officer. From 2008 to 2012, Mr. Yaggi served as Group President of the North America Builder Group at Masco Corporation. From 1994 to 2008, Mr. Yaggi was employed at Whirlpool Corporation, most recently as Executive Vice President, Market Operations, North America. Mr. Yaggi was also employed by Norelco (Philips) from 1988 to 1993, as well as at J. Crew, Inc. from 1986 to 1988. Mr. Yaggi received his A.B. degree from Princeton University and an M.B.A. degree from Michigan State University.

Dale E. Williams joined Tempur Sealy International in July 2003 and serves as Executive Vice President and Chief Financial Officer. From 2001 through 2002, Mr. Williams served as Vice President and Chief Financial Officer of Honeywell Control Products, a division of Honeywell International, Inc. From 2000 to 2001, Mr. Williams served as Vice President and Chief Financial Officer of Saga Systems, Inc./Software AG, Inc. Prior to that, Mr. Williams spent 15 years in various management positions at General Electric Company, most recently as Vice President and Chief Financial Officer of GE Information Services, Inc. Mr. Williams received his B.A. degree in finance from Indiana University.

Richard W. Anderson joined Tempur Sealy International in July 2006 and serves as Executive Vice President and President, North America. From 1983 to 2006, Mr. Anderson was employed by The Gillette Company, which became a part of The Procter & Gamble Company in 2005. Mr. Anderson most recently served as the Vice President of Marketing for Oral-B and Braun in North America. Previously, Mr. Anderson was the Vice President of Global Business Management for Duracell. Mr. Anderson has held several management positions in marketing and sales as well as overseeing branding, product development and strategic planning. Mr. Anderson obtained B.S. and M.B.A. degrees from Virginia Tech.

Barry A. Hytinen joined Tempur Sealy International in June 2005 and has served in a range of investor relations, finance, financial planning and corporate development roles, most recently as Executive Vice President, Finance and Corporate Development since July 2014. Prior to joining Tempur Sealy International, Mr. Hytinen served as Chief Financial Officer of a venture-backed software company. Earlier in his career, he held finance and corporate development positions at Vignette and General Electric. Mr. Hytinen received his B.S. degree, magna cum laude, in Finance and Political Science from Syracuse University and his M.B.A. degree from Harvard Business School.

Lou H. Jones joined Tempur Sealy International in June 2009 and serves as Executive Vice President, General Counsel and Secretary. From 2007 to 2009, Ms. Jones was employed by Papa John’s International, where she served as General Counsel. From 1998 to July 2007, Ms. Jones was employed by Blockbuster Inc., serving as Senior Vice President, Corporate and International Law. From 1984 to 1998, Ms. Jones was a partner and shareholder at the law firm of Thompson & Knight. Ms. Jones earned a B.A. degree from the University of Texas, a B.G.S. degree from the University of Nebraska and a J.D. degree from Southern Methodist University.

David Montgomery joined Tempur Sealy International in February 2003 and serves as Executive Vice President and President of International Operations, with responsibilities including marketing and sales. From 2001 to November 2002, Mr. Montgomery was employed by Rubbermaid, Inc., where he served as President of Rubbermaid Europe. From 1988 to 2001, Mr. Montgomery held various management positions at Black & Decker Corporation, most recently as Vice President of Black & Decker Europe, Middle East and Africa. Mr. Montgomery received his B.A. degree, with honors, from L’ Ecole Superieure de Commerce de Reims, France and Middlesex Polytechnic, London.

Brad Patrick joined Tempur Sealy International in September 2010 and serves as Executive Vice President and Chief Human Resources Officer. From 2005 to September 2010, Mr. Patrick was employed by the Sara Lee Corporation where he served as Senior Vice President of Human Resources. Mr. Patrick was employed by The Gillette Company from 2004 to 2005, which later became part of The Procter & Gamble Company, Delta Air Lines from 2000 to 2004 and Frito Lay, Inc. from 1988 to 2000 where he held several senior human resources positions. Mr. Patrick received his B.A. from the University of Kentucky with an emphasis in Personnel and Industrial Relations.

Jay G. Spenchian joined Tempur Sealy International in December 2014 and serves as Executive Vice President and Chief Marketing Officer. From 2011 to 2014, Mr. Spenchian was employed by Darden Restaurants, where he served as the Executive Vice President and Chief Marketing Officer for Olive Garden and led the total brand revitalization of the Olive Garden business. Mr. Spenchian was employed by General Motors Corporation from 1998 to 2010, serving as Chief Marketing Officer and Executive Director, where he played a key leadership role in the Cadillac Brand Renaissance. Prior to General Motors Corporation, Mr. Spenchian held several senior general management leadership roles with The Pillsbury Company, Sara Lee Corporation, H.J. Heinz Company and PepsiCo. Mr. Spenchian received his B.A. and M.B.A. degrees from Michigan State University.

Bhaskar Rao joined Tempur Sealy International in January 2004 and since April 2011 has served as Senior Vice President Finance and Chief Accounting Officer. From February 2010 to April 2011, Mr. Rao served as Senior Vice President of Strategic Planning and Corporate Development and Chief Accounting Officer. From May 2006 to February 2010, Mr. Rao served as Vice President of Strategic Planning and Chief Accounting Officer. From October 2005 to May 2006, Mr. Rao served as Vice President of Strategic Planning. From January 2004 to October 2005, he served as Director of Financial Planning and Analysis. From 2002 until December 2003, Mr. Rao was employed by Ernst & Young as a Senior Manager in the assurance and business advisory group. Mr. Rao was employed by Arthur Andersen from 1994 until 2002. Mr. Rao graduated from Bellarmine University with B.A. degrees in Accounting and Economics. Mr. Rao is also a Certified Public Accountant.

BOARD OF DIRECTORS’ MEETINGS, COMMITTEES OF THE BOARD
AND RELATED MATTERS

Corporate Governance

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry.

The following materials related to corporate governance, including our Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available on our website at: http://investor.tempursealy.com/overview.cfm under the caption "Corporate Governance":

•	Fifth Amended and Restated By-Laws (By-Laws)

•	Core Values

•	Corporate Governance Guidelines

•	Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

•	Policy on Complaints of Accounting, Internal Accounting Controls and Auditing Matters

•	Amended and Restated Certificate of Incorporation

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Governance Hotline Information

•	Contact the Presiding Director

Copies of these materials may also be obtained, free of charge, by writing to: Tempur Sealy International, Inc., 1000 Tempur Way Lexington, Kentucky 40511, Attention:  Investor Relations. Please specify which document you would like to receive.

Certificate of Incorporation and By-Laws; Majority Voting for Directors

Tempur Sealy International’s By-Laws provide that a director in an uncontested election will be elected by a majority of the shares present or represented by proxy at the Annual Meeting. In the event that the number of votes "against" a director exceed the number of votes "for" that director, that director must tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept the resignation. In an election for directors where the number of nominees exceeds the number of directors to be elected – a contested election – the directors would be elected by the vote of a plurality of the shares represented at the meeting and entitled to vote on the matter. Neither Tempur Sealy International’s Certificate of Incorporation nor its By-Laws provide for a classified Board.

Board of Directors’ Meetings

The Board held eight meetings in 2014. The Securities and Exchange Commission (SEC) requires disclosure of the name of any director who, during the last full fiscal year (calendar year 2014), attended fewer than 75% of the aggregate of the total number of meetings of (i) the Board during the period for which he or she has been a director and (ii) all committees of the board on which the director served during the periods that he or she served. Each director attended more than 75% of the combined total number of meetings of the Board and its committees held in 2014 during the period in which they served as Directors or committee members.

Directors’ Independence

Our corporate governance guidelines provide that a majority of the Board shall consist of independent Directors within the meaning of the New York Stock Exchange Rules governing the composition of the Board and its committees (NYSE Independence Rules). The Board has determined that none of Evelyn S. Dilsaver, Frank Doyle, John A. Heil, Peter K. Hoffman, Sir Paul Judge, Nancy F. Koehn, Christopher A. Masto, P. Andrews McLane, or Robert B. Trussell, Jr. have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) within the meaning of the NYSE Independence Rules and accordingly are "independent" for purposes of the NYSE Independence Rules.

The Board has determined that Mark Sarvary and Lawrence J. Rogers do not qualify as independent directors under the NYSE Independence Rules. Mr. Sarvary serves as President and Chief Executive Officer of Tempur Sealy International and, Mr. Rogers served as President and Chief Executive Officer of Sealy Corporation until his retirement on April 5, 2014.

Board Leadership Structure

As stated in its Corporate Governance Guidelines, the Board has no set policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Currently, the Board believes that the separation of these positions is the most appropriate structure for the Company and has had a separate Chairman and Chief Executive since before it became a public company. Since 2002, P. Andrews McLane has served as the Chairman of the Board while Robert B. Trussell Jr., Thomas Bryant and Mark Sarvary have each served in the role of Chief Executive Officer and a member of the Board. By having a separate Chairman and Chief Executive Officer, the Board believes that the Chief Executive Officer may devote more of his attention to running the operations of the Company while the Chairman assumes the responsibility of running the Board. In addition, the Board believes it is beneficial to have an independent Chairman whose sole job is leading the Board, as the independent chairman may more effectively and objectively monitor the performance of the Company and the Chief Executive Officer. Having the Chief Executive Officer serve on the Board of Directors ensures that the Board includes the individual most familiar with the Company’s business and industry and most effective at identifying strategic priorities and implementation of the Company’s strategy, while also retaining an independent leader.

The Board believes that the structure of its leadership may vary from time to time, depending on the circumstances of the Company and its succession planning. Therefore, the Board periodically reviews its leadership structure.

Board of Director’s Role in Risk Oversight

The Board is responsible for overseeing the management and operations of the Company, including overseeing its risk assessment and risk management functions. As discussed elsewhere in this Proxy Statement, the Board has delegated primary responsibility for reviewing the Company’s policies with respect to risk assessment and risk management to the Audit Committee. The Board has determined that this oversight responsibility can be most efficiently performed by the Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to Tempur Sealy International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. The Audit Committee regularly reports to the Board with respect to its oversight of these important areas. The Compensation Committee has primary responsibility for oversight of risk related to compensation matters, as more fully described elsewhere in this Proxy Statement.

Committees of the Board

The standing committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee

The members of the Audit Committee are Frank Doyle (Chair), Evelyn S. Dilsaver, Peter K. Hoffman and Sir Paul Judge. The Board has determined that each member of the Audit Committee is independent as defined in the NYSE Independence Rules and the rules of the SEC. The Board has also determined that all members of the Audit Committee are audit committee financial experts within the meaning of Item 407(d)(5)(ii) of Regulation S-K of the Securities Exchange Act of 1934, as amended (Exchange Act) and has "accounting or related financial management expertise" within the meaning of the applicable NYSE Rules. See "Election of Directors—Nominees to Board of Directors" for disclosure regarding such audit committee financial experts’ relevant experience. The Audit Committee was established in accordance with Section 3(a)(58) of the Exchange Act.

The Audit Committee is responsible for providing independent, objective oversight with respect to Tempur Sealy International’s accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Some of the Audit Committee’s responsibilities include:

•	reviewing the scope of internal and independent audits;

•	reviewing the Company’s quarterly and annual financial statements and related SEC filings;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing the Company’s accounting policies and procedures and significant changes in accounting policies;

•	reviewing the Company’s business conduct and ethics policies and practices;

•	reviewing the Company’s policies with respect to risk assessment and risk management;

•
reviewing information to be disclosed and types of presentations to be made in connection with the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	preparing an annual evaluation of the committee’s performance;

•	reporting regularly to the Board on the committee’s activities; and

•	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees.

The Audit Committee has established whistleblower procedures, which provide for (a) the receipt, retention and treatment of complaints received regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Tempur Sealy International also has a confidential, anonymous reporting system which is web-based and available to all employees. All reports are treated confidentially.

The Audit Committee met thirteen times in 2014. A copy of the Audit Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.cfm.

The Compensation Committee

The members of the Compensation Committee are Peter K. Hoffman (Chair), Frank Doyle, John A. Heil and Sir Paul Judge. The Board has determined that each member of the Compensation Committee is independent as defined in the NYSE Independence Rules. Some of the Compensation Committee’s responsibilities include:

•
reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for the chief executive officer, chief operating officer and the executive vice presidents (EVPs) and any other officer senior to the EVPs (collectively, the Senior Executives), evaluating at least once a year each Senior Executive's performance in light of these established goals and objectives and, based upon these evaluations, approving and making recommendations to the Board for approval regarding the Senior Executives’ annual compensation, including salary, bonus, incentive and equity compensation;

•
reviewing and approving on an annual basis, with the input of the chief executive officer, the corporate goals and objectives with respect to the Company’s compensation structure for all other executive officers (other than the Senior Executives), including perquisites and other personal benefits, and evaluate at least once a year the executive officers’ performance in light of these established goals and objectives and based upon these evaluations, determine and approve the annual compensation for these executive officers, including salary, bonus, incentive, equity compensation, perquisites and other personal benefits;

•
reviewing on an annual basis the Company’s compensation policies, including salaries and annual incentive bonus plans, with respect to the compensation of employees whose compensation is not otherwise set by the Compensation Committee or the Board;

•	overseeing the development of executive succession plans and the leadership development and training of the Company’s executive team;

•	reviewing on an annual basis the Company’s compensation structure for its Directors and making recommendations to the Board regarding the compensation of Directors;

•
reviewing the Company's incentive compensation and stock-based plans and recommending changes in such plans to the Board as needed, having and exercising all the authority of the Board with respect to the administration of such plans;

•	reviewing and approving employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;

•	reviewing with management the "Compensation Discussion and Analysis" section in the Company’s Proxy Statement;

•	preparing and publishing an annual executive compensation report in the Company's Proxy Statement;

•	preparing an annual evaluation of the committee's performance; and

•	reporting regularly to the Board on the committee's activities.

The Compensation Committee, in its role as administrator under the Company’s previous Amended and Restated 2003 Equity Incentive Plan, as amended (the 2003 Equity Incentive Plan) and under the Company’s current 2013 Equity Incentive Plan (the 2013 Equity Incentive Plan), recommended, and the Board approved, the delegation of authority to the Company’s President and Chief Executive Officer to grant equity awards under those plans within certain specified parameters.

In determining the incentive compensation of our Senior Executives (other than for our Chief Executive Officer), our President and Chief Executive Officer recommends performance objectives to the Compensation Committee and assists the Compensation Committee to determine if the performance objectives have been achieved.

Since 2005, the Compensation Committee has periodically engaged Frederic W. Cook & Co., Inc. (Cook), an executive compensation consultant, to evaluate the Company’s overall compensation structure and equity compensation for the Company’s Executive Officers and Directors.  In 2014, the Compensation Committee directly engaged Cook to update the competitive analysis of executive compensation levels and structure. For a further description of the services Cook has provided, see "Executive Compensation and Related Information – Compensation Discussion and Analysis" in this Proxy Statement.

Cook does no work for the Company unless requested by and on behalf of the Compensation Committee Chair, receives no compensation from the Company other than for its work in advising the Compensation Committee and maintains no other economic relationships with the Company. A representative from Cook attends meetings of the Compensation Committee, when requested by the Compensation Committee Chair, and the Compensation Committee Chair frequently interacts with Cook between meetings to define the nature of work to be conducted, to review materials to be presented at Committee meetings and to obtain the consultant’s opinion and perspective on proposals prepared by management. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K and the NYSE rules, the Compensation Committee has affirmatively determined that no conflicts of interest exist between the Company and Cook (or any individuals working on the Company’s account on Cook’s behalf). In reaching such determination, the Compensation Committee considered the following enumerated factors, all of which were attested to or affirmed by Cook:

•	during 2014, Cook provided no services to and received no fees from the Company other than in connection with the engagement;

•
the amount of fees paid or payable by the Company to Cook in respect of the engagement represented (or are reasonably certain to represent) less than 1% of Cook’s total revenue for the 12 month period ended December 31, 2014;

•	Cook has adopted and put in place adequate policies and procedures designed to prevent conflicts of interest, which policies and procedures were provided to the Company;

•
there are no business or personal relationships between Cook and any member of the Compensation Committee other than in respect of (i) the engagement, or (ii) work performed by Cook for any other company, board of directors or compensation committee for whom such Committee member also serves as an independent director;

•	Cook owns no stock of the Company; and

•	there are no business or personal relationships between Cook and any executive officer of the Company other than in respect of the engagement.

The Compensation Committee met seven times in 2014. A copy of the Compensation Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.cfm.

The Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Christopher A. Masto (Chair), John A. Heil, Nancy F. Koehn and P. Andrews McLane. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the NYSE Independence Rules. Some of the Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of the Board;

•	recommending to the Board director nominees to be presented at the annual meeting of stockholders and to fill vacancies on the Board;

•	developing appropriate criteria for identifying properly qualified directorial candidates;

•	annually reviewing and recommending to the Board members for each standing committee of the Board;

•	preparing an annual evaluation of the committee’s performance and reporting regularly to the Board concerning actions and recommendations of the committee;

•	establishing procedures to assist the Board in developing and evaluating potential candidates for executive positions, including the chief executive officer;

•
reviewing various corporate governance-related policies, including the Code of Business Conduct and Ethics, the Related Party Transactions Policy, and the Policy on Insider Trading and Confidentiality, and recommending changes, if any, to the Board;

•	reviewing and evaluating related party transactions; and

•	developing and recommending to the Board corporate governance guidelines for the Company.

The Nominating and Corporate Governance Committee met five times in 2014. A copy of the Nominating and Corporate Governance Committee charter as adopted by our Board of Directors is available on Tempur Sealy International’s website under the caption "Corporate Governance" at http://investor.tempursealy.com/overview.cfm.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2014 were Peter K. Hoffman, Frank Doyle, John A. Heil and Sir Paul Judge. None of these members is a current or former officer or employee of Tempur Sealy International or, to our knowledge, has any interlocking relationships as set forth in applicable SEC rules that require disclosure as a Compensation Committee interlock.

Policy Governing Related Party Transaction

Our Board has adopted a written Related Party Transactions Policy providing for the review and approval or ratification by the Nominating and Corporate Governance Committee of any transaction, arrangement or relationship, or series of such transactions, arrangements or relationships (including indebtedness or guarantees of indebtedness), in which the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year end and involving the Company and its Directors, executive officers, beneficial owners of more than 5% of the Company’s common stock or their respective immediate family members or affiliates. In reviewing a transaction, an arrangement or relationship, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether it is on terms no more favorable than to an unaffiliated third party under similar circumstances, as well as the extent of the related party’s interest in the transaction, arrangement or relationship.

Policies Governing Director Nominations

Director Qualifications and Review of Director Nominees

The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations. The Nominating and Corporate Governance Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. Board members should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills and business experience. Directors should be able to commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as be able to participate in other matters necessary to ensure that good corporate governance is practiced. No individual may stand for election to the Board if he or she would be age 74 or older at the time of the election.

In evaluating a director candidate, the Nominating and Corporate Governance Committee considers factors that are in the best interests of the Company and its stockholders, including the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which the Board desires to have represented; independence; reputation for integrity, honesty and adherence to high ethical standards; the ability to exercise sound business judgment; substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; each candidate’s ability to devote sufficient time and effort to his or her duties as a director; and any other criteria established by the Board and any core competencies or technical expertise necessary to staff Board committees. In addition, the Nominating and Corporate Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

In addition to fulfilling the above criteria, nine of the eleven nominees for re-election named above are considered independent under the NYSE rules. Mr. Sarvary, the Company's President and Chief Executive Officer, and Mr. Rogers, formerly an executive officer of the Company, are not considered independent under the NYSE rules. The Nominating and Corporate Governance Committee believes that all eleven nominees are independent of the influence of any particular stockholder or group of stockholders whose interests may diverge from the interests of our stockholders as a whole.

Each nominee also brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, private equity, finance, manufacturing, consumer product companies, sales, marketing and international business. Set forth below are the conclusions reached by the Board with regard to its nominees.

Ms. Dilsaver brings significant accounting, auditing and financial skills, based on her training as an accountant and her senior positions at a number of financial services companies, including in the role of chief financial officer.

Mr. Doyle brings significant accounting and auditing skills based on his long experience as an accountant, and also brings significant manufacturing, international and management experience based on his experience as a chief executive officer.

Mr. Heil has served in positions of president, chief executive officer or chief operating officer of a number of food and consumer products companies, and has significant manufacturing, marketing and managerial experience.

Mr. Hoffman brings significant management experience in the branded consumer products industry as a result of his long career with The Gillette Company and The Procter & Gamble Company, including significant marketing, product innovation and international experience.

Sir Paul Judge brings significant executive and financial experience in the food industry, and, as a UK citizen with significant international business experience, brings an international perspective to the Board.

Ms. Koehn’s experience at Harvard Business School and as a leading consultant brings significant expertise in strategic branding and marketing.

Mr. Masto is a veteran investment manager with significant experience in private equity, management consulting and investment banking, and brings deep financial, analytical, strategic and investment skills.

Mr. McLane has 42 years of investment, business and leadership experience, including significant prior public and private board of directors experience and executive leadership experience, and a proven track record of driving results and shareholder value creation over the years.

Mr. Rogers, as former President and Chief Executive Officer of Sealy Corporation, brings significant mattress industry experience, both national and international, to the Board.

Mr. Sarvary serves as our Chief Executive Officer and, through his private equity experience coupled with his considerable experience as an executive for large global companies, brings a great breadth of skills in sales, marketing, product innovation, strategy and operations to the Board.

Mr. Trussell, as former Chief Executive Officer and a principal founder of the Company, brings management experience and an historical perspective to the Board.

The Nominating and Corporate Governance Committee of the Board is responsible for reviewing with the Board from time to time the appropriate qualities, skills and characteristics desired of members of the Board in the context of the needs of the business and the composition of the Board. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all Directors:

•	a reputation for integrity, honesty and adherence to high ethical standards;

•	the ability to exercise sound business judgment;

•	substantial business or professional experience and the ability to offer meaningful advice and guidance to the Company’s management based on that experience; and

•	the ability to devote the time and effort necessary to fulfill their responsibilities to the Company.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, including whether the nominee has specific strengths that would augment the existing skills and experience of the Board, such as an understanding of and experience in international business, accounting, governance, finance or marketing and whether the nominee has leadership experience with public companies or other sophisticated and complex organizations. Further, consideration is given to having a diversity of background, experience, skill and perspective among the Directors, including perspectives that may result from diversity in ethnicity, race, gender, national origin or nationality, and that the Directors represent a range of differing professional positions, industry sectors, expertise and geographic representation. The Board does not have a specific policy with respect to the diversity of its Directors, and diversity is only one consideration when selecting and nominating Directors.

Process for Identifying and Evaluating Director Nominees

As discussed above under "Director Qualifications and Review of Director Nominees," the Nominating and Corporate Governance Committee reviews annually the size and composition of the Board and makes recommendations to the Board regarding any measures to be taken. In addition, the Nominating and Corporate Governance Committee has established a process for identifying potential candidates when appropriate and evaluating nominees for Director. Although the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders in accordance with the Company's By-Laws, the Nominating and Corporate Governance Committee believes that the process it uses to identify and evaluate nominees for Director is designed to produce nominees that possess the educational, professional, business and personal attributes that are best suited to further the Company's mission. If the Board has identified a need to either expand the Board with a new member possessing certain specific characteristics or to fill a vacancy on the Board, the Nominating and Corporate Governance Committee may identify nominees through the use of professional search firms that may utilize proprietary screening techniques to match candidates to the Nominating and Corporate Governance Committee's specified qualifications. The Nominating and Corporate Governance Committee may also receive recommendations from existing Directors, executive officers, stockholders, key business associates and trade or industry affiliations. The Nominating and Corporate Governance Committee will evaluate nominations at regular or special meetings, and in evaluating nominations, will seek to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above under "Director Qualifications and Review of Director Nominees." The Board itself is ultimately responsible for recommending candidates for election to the stockholders or for appointing individuals to fulfill a vacancy.

In 2014, the Company did not employ a search firm or pay fees to any third party to either search for or evaluate Board nominee candidates.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders, in accordance with the Company's By-Laws. In evaluating candidates recommended by our stockholders, the Nominating and Corporate Governance Committee applies the same criteria set forth above under "Director Qualifications and Review of Director Nominees" and follows the same process as set forth above under "Process for Identifying and Evaluating Director Nominees." Any stockholder recommendations of director nominees proposed for consideration by the Nominating and Governance Committee should include the nominee's name and qualifications for Board membership and should be addressed in writing to the Committee, care of: Tempur Sealy International, Inc., 1000 Tempur Way, Lexington, Kentucky 40511, Attention: Corporate Secretary. The Company’s By-Laws permit stockholders to nominate directors for consideration at our 2016 annual stockholder meeting in accordance with certain procedures described in this Proxy Statement under the heading "Stockholder Proposals for 2016 Proxy Statement."

Designation of, and Communication with, Tempur Sealy International’s Board of Directors through its Presiding Director

The Board of Directors has designated P. Andrews McLane as the "Presiding Director" as that term is contemplated in NYSE rule 303A.03. Stockholders or other interested parties wishing to communicate with our Board can contact the Presiding Director by e-mail at presidingdirector@tempursealy.com or by going to Tempur Sealy International’s website at http://investor.tempursealy.com/overview.cfm under the caption "Corporate Governance — email the Presiding Director." Regardless of the method you use, the Presiding Director will be able to view your unedited message. The Presiding Director will determine whether to relay your message to other members of the Board.

Executive Sessions

Executive sessions, or meetings of the outside (non-management) Directors without management present, are held regularly. In 2014, executive sessions were held during five regularly scheduled meetings of the Board of Directors. Executive sessions are led by P. Andrews McLane, the Presiding Director.

Charitable Contributions

Tempur Sealy International has not made any charitable contributions to any charitable organization in which a director serves as an executive officer in which, within the preceding three years, such contributions in any single year exceeded the greater of $1.0 million, or 2% of such organization’s consolidated gross revenues.

Board Member Attendance at Annual Meetings

In accordance with our Corporate Governance Guidelines, all Directors are generally expected to attend the annual meeting of stockholders. At our last annual meeting, which was held on May 7, 2014, all of the Directors standing for re-election to the Board attended.

PRINCIPAL SECURITY OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of March 11, 2015 regarding the beneficial ownership of our outstanding equity securities by:

•	each person known to beneficially own more than 5% of Tempur Sealy International’s outstanding common stock;

•	each of Tempur Sealy International’s Directors and Named Executive Officers (as defined below in "Executive Compensation and Related Information"); and

•	all of Tempur Sealy International’s Directors and executive officers as a group.

Beneficial ownership of shares is determined under Rule 13d-3(d)(1) of the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power and the number of shares that can be acquired within sixty (60) days upon exercise of any option or the conversion of other types of securities. Common stock subject to these options, warrants and rights is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding such options, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of the close of trading on March 11, 2015, there were 60,958,394 shares of common stock outstanding, which is used to calculate the percentages in the table below.

Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

	Shares Beneficially Owned
	Number of	Percentage
Name of Beneficial Owner:	Shares	of Class
5% Stockholders:
H Partners Management, LLC(1)	6,075,000	9.97%
Select Equity Group, L.P.(2)	5,772,589	9.47%
Manulife Financial Corporation(3)	4,592,624	7.53%
The Vanguard Group(4)	3,771,705	6.19%
The London Company(5)	3,767,796	6.18%
Blackrock, Inc.(6)	3,571,447	5.86%
Chieftain Capital Management, Inc.(7)	3,519,007	5.77%

Executive Officers and Directors:
Mark Sarvary(8)	979,304	1.58%
W. Timothy Yaggi(8)	55,532	*
Dale E. Williams(8),(9)	463,626	*
David Montgomery(8)	504,228	*
Richard Anderson(8)	217,349	*
Lawrence J. Rogers(8)	23,345	*
Evelyn S. Dilsaver(8)	27,117	*
Frank Doyle(8)	109,426	*
John Heil(8)	27,251	*
Peter K. Hoffman(8)	91,476	*
Sir Paul Judge(8)	17,015	*
Nancy F. Koehn(8)	74,476	*
Christopher A. Masto(8),(10)	178,830	*
P. Andrews McLane(8),(11)	501,058	*
Robert B. Trussell, Jr.(8),(12)	62,526	*
All Executive Officers and Directors as a group (20 persons):	3,547,929	5.63%

* Represents ownership of less than one percent

(1)
Amounts shown reflect the aggregate number of shares of common stock held by H Partners Management, LLC based on information set forth in a Schedule 13D/A filed with the SEC on February 17, 2015. H Partners Management, LLC reported shared voting and shared dispositive power over all 6,075,000 shares. The address of H Partners Management, LLC is 888 Seventh Avenue, 29th Floor, New York, NY 10019.

(2)
Amounts shown reflect the aggregate number of shares of common stock held by Select Equity Group, L.P., based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2015. Select Equity Group, L.P. reported shared voting and shared dispositive power over all 5,772,589 shares. The address of Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, NY 10003.

(3)
Amounts shown reflect the aggregate number of shares of common stock held by Manulife Financial Corporation's indirect, wholly-owned subsidiaries based on information set forth in a Schedule 13G filed with the SEC on February 12, 2015. Manulife Financial Corporation reported shared voting and shared dispositive power over all 4,592,624 shares. The address of Manulife Financial Corporation is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5.

(4)
Amounts shown reflect the aggregate number of shares of common stock held by The Vanguard Group based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2015. The Vanguard Group reported sole voting power over 40,925 shares, shared voting power over none of the shares, sole dispositive power over 3,735,800 shares and shared dispositive power over 35,825 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Amounts shown reflect the aggregate number of shares of common stock held by The London Company based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2015. The London Company reported sole voting power over 3,441,231 shares, shared voting power over none of the shares, sole dispositive power over 3,441,231 shares and shared dispositive power over 326,565 shares. The address of The London Company is 1801 Bayberry Court, Suite 301, Richmond, VA 23226.

(6)
Amounts shown reflect the aggregate number of shares of common stock held by Blackrock, Inc. based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2015. Blackrock, Inc. reported sole voting power over 3,402,615, shared voting power and shared dispositive power over none of the shares and sole dispositive power over all 3,571,447 shares. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(7)
Amounts shown reflect the aggregate number of shares of common stock held by Chieftain Capital Management, Inc. based on information set forth in a Schedule 13D filed with the SEC on February 23, 2015. Chieftain Capital Management, Inc. reported sole voting power over 3,121,822 shares, shared voting power over none of the shares and sole dispositive power over all 3,519,007 shares. The address of Chieftain Capital Management, Inc. is 510 Madison Avenue, New York, NY 10022.

(8)
Includes the following number of shares of common stock which a director or executive officer has the right to acquire upon the exercise of stock options that were exercisable as of March 11, 2015, or that will become exercisable within 60 days after that date, or other equity instruments which are scheduled to vest and convert into common shares within 60 days after that date:

Name	Number of Shares	Name	Number of Shares
Mark Sarvary	910,748	John A. Heil	8,225
Dale E. Williams	184,882	Peter K. Hoffman	85,875
Lawrence J. Rogers	1,326	Sir Paul Judge	12,625
W. Timothy Yaggi	55,532	Nancy F. Koehn	68,875
David Montgomery	219,301	Christopher A. Masto	65,425
Richard Anderson	185,691	P. Andrews McLane	14,034
Evelyn S. Dilsaver	17,016	Robert B. Trussell, Jr.	21,825
Frank Doyle	52,325

All Executive Officers and Directors as a Group:			2,065,395

(9)	Includes 100,000 shares of common stock held in irrevocable trusts for the benefit of Mr. Williams’ children.

(10)	Includes 107,804 shares of common stock held in revocable trust for the benefit of Mr. Masto’s children.

(11)
Includes 254,943 shares of common stock which Mr. McLane may be deemed to have an indirect pecuniary interest as his spouse is the trustee of 10 trusts holding these shares in the aggregate for the benefit of his children and grandchildren, and 12,000 shares of common stock held by Mr. McLane's spouse. Does not include 288,729 shares owned by a private charitable foundation formed and controlled by Mr. McLane and his spouse, in which they have no pecuniary interest and as to which he disclaims beneficial ownership.

(12)	Includes 35,000 shares of common stock, owned by RBT Investments, LLC and Robert B. Trussell, Jr. and Martha O. Trussell, Tenants in Common.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides information about the material components of our executive compensation programs for our Named Executive Officers (NEOs), whose compensation is set forth in the 2014 Summary Compensation Table and other compensation tables contained in this Proxy Statement:

•	Mark Sarvary, President and Chief Executive Officer (CEO);

•	W. Timothy Yaggi, Chief Operating Officer (COO);

•	Dale Williams, Executive Vice President and Chief Financial Officer;

•	David Montgomery, Executive Vice President and President, International;

•	Richard Anderson, Executive Vice President and President, North America; and

•	Lawrence Rogers, Former Chief Executive Officer, Sealy Corporation;

On April 5, 2014, Lawrence Rogers retired as Chief Executive Officer, Sealy Corporation, and was elected to serve as a non-employee member of the Board of Directors. Although Mr. Rogers is a NEO for purposes of SEC rules, he is not subject to our current executive compensation program and was not part of the program for most of 2014. Accordingly, in order to preserve an accurate description of our executive compensation programs, references in this CD&A to "executives" or "NEOs" are intended to exclude Mr. Rogers. For a discussion of Mr. Rogers’ 2014 compensation, please refer to the subsection of this CD&A titled "2014 Compensation for Former Executive Officer".

Our executive compensation program is designed to attract, motivate and retain the leaders of our business.  By rewarding our executives for Company performance and execution of key business plans and strategies, our compensation program creates long-term value for our stockholders. This CD&A explains how the Compensation Committee of the Board of Directors made compensation decisions in 2014 and in early 2015 for our NEOs.

Executive Summary

2014 Key Business Highlights

2014 marked the first full fiscal year Tempur Sealy operated as a combined company, after the transformational acquisition of Sealy in 2013 (Sealy Acquisition) and the integration of the legacy Tempur-Pedic and Sealy businesses in 2013 and 2014. We executed our business strategy, focused on maintaining the strengths of both franchises, took advantage of opportunities for integration and cost and revenue synergies, and prepared for further value creation in the years ahead. The key focus areas in 2014 were growth in net sales, earnings per diluted common share (EPS), and cash flow, and progress in reducing debt resulting from the Sealy Acquisition.

In 2014, strong performance from our senior management team resulted in year-over-year improvements in important financial measures, as we continued our trend of long-term growth and enhanced stockholder value creation. Key financial accomplishments in 2014 included:

•
Net sales of $2,989.8 million, an increase of 21%, or $525.5 million, from 2013 (total net sales and other results for 2013 include Sealy only from the closing of the acquisition on March 18, 2013 through December 31, 2013, while 2014 results include Sealy for the whole year, and as a result information may not be comparable)

•	EPS of $1.75, an increase of 37% or $0.47, from 2013

•
Adjusted EPS of $2.65, an increase of 11% or $0.27, from 2013. "Adjusted EPS" is a non-GAAP financial measure. For information about Adjusted EPS, including a reconciliation of Adjusted EPS to GAAP EPS, please refer to Appendix A of this Proxy Statement.

•	Operating cash flow of $225.2 million, an increase of 129% or $126.7 million, from 2013

•	Reduced debt by $234.2 million

Net sales increased in all three business segments in 2014. The Company continued to invest in advertising and research and development at levels designed to foster future business growth. A decline in gross margins resulted primarily from the inclusion of Sealy segment sales for a full twelve months in 2014 as compared to 2013, other segment, product and channel mix factors, and adverse impact from foreign exchange.

Our leadership team also delivered key operational achievements that position the Company for enhanced future growth and margin improvement, including:

•	Led the industry with the successful execution of a record number of product introductions in 2014

•	Returned Tempur North America to a position of strength and growth

•	Substantially completed the integration of the legacy Tempur-Pedic and Sealy organizations in North America

•	Acquired strategic growth platforms and divested non-core assets

•	Initiated major cost reduction projects related to the Sealy integration

•	Created and began to execute the plan to introduce the Sealy brands into high opportunity international markets.

The table below sets forth key accomplishments in 2014, including the Company’s 2014 and 2013 results for net sales, earnings before interest and taxes and other adjustments (Adjusted EBIT), earnings before interest, taxes, depreciation and amortization and other adjustments (Adjusted EBITDA), Adjusted EPS, and net cash provided by operating activities reduced by capital expenditures (Free Cash Flow). The Company provides information regarding Adjusted EBIT, Adjusted EBITDA, Adjusted EPS and Free Cash Flow, which are not recognized terms under U.S. Generally Accepted Accounting Principles (GAAP) and do not purport to be alternatives to net income, GAAP EPS, or net cash provided by operating activities as a measure of operating performance. These non-GAAP financial measures were used by the Compensation Committee to determine annual incentive compensation for 2014. For more information about these non-GAAP financial measures, including reconciliations to GAAP information, please refer to Appendix A to this Proxy Statement.

Key Measures (in millions)	2014 Results	2013 Results	% Change from Prior Year	% Change from Prior Year - Constant Currency (3)
Net sales(1)	$2,989.8	$2,464.3	21.3%	23.0%
Adjusted EBIT(2)	$317.1	$313.9	1.0%	5.1%
Adjusted EBITDA(2)	$404.6	$411.1	(1.6)%	1.7%
Adjusted EPS(1)	$2.65	$2.38	11.3%	17.7%
Free Cash Flow(1)	$177.7	$58.5	203.8%	N/A

(1)
Net sales, Adjusted EPS and Free Cash Flow for 2013 includes Sealy results of operations from March 18, 2013 through December 31, 2013. Results for 2014 include Sealy operations for the full year, and as a result information may not be comparable. Adjusted EPS and Free Cash Flow are non-GAAP financial measures. For more information about Adjusted EPS and Free Cash Flow, including a reconciliation to GAAP EPS and net cash provided by operating activities, please refer to Appendix A of this Proxy Statement.

(2)
Adjusted EBIT and Adjusted EBITDA (which are non-GAAP financial measures) for 2013 represents the mathematical combination of the Company’s historical financial results for the twelve months ended December 31, 2013 and Sealy’s historical financial results for the pre-acquisition period from December 3, 2012 through March 3, 2013 (which was Sealy's last fiscal quarter prior to the Sealy Acquisition). Results for Sealy for periods prior to the Sealy Acquisition do not give effect to any purchase accounting considerations. This methodology does not include all the pro forma adjustments that would be required under Regulation S-X, but is consistent with the requirements for calculating Adjusted EBITDA for covenant compliance purposes under the Company's senior secured credit facility (2012 Credit Agreement). Please refer to Appendix A of this Proxy Statement for more information.

(3)
Amounts represent net sales, Adjusted EBIT, Adjusted EBITDA and Adjusted EPS for 2014 on a "constant currency basis", which is a non-GAAP measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior year period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance. Constant currency information is not recognized under U.S. GAAP, and it is not intended as an alternative to U.S. GAAP measures.

2014 Say on Pay Vote Results

The Company’s executive compensation program received substantial stockholder support and was approved on an advisory basis by nearly 99% of the votes present or represented and entitled to vote at the 2014 annual stockholder meeting. Our Compensation Committee and the other members of our Board of Directors believe that this vote reflected our stockholders’ support for the compensation decisions made by the Committee for the Company’s NEOs for 2013 and early 2014, as detailed in last year’s proxy statement. The Compensation Committee considered these results and, continuing with past practice, made decisions consistent with our compensation philosophy and objectives over the past twelve months. These actions recognized the Company’s 2014 performance, and continued to align executive pay with Company performance results.

2014 and 2015 Compensation Actions for NEO’s

2014 Actions

As part of the Company’s normal annual compensation planning cycle, in early 2014 the Compensation Committee took the following actions:

•
Made no changes to base salaries for the NEOs. Base salaries were increased for each NEO in October 2013 to reflect market adjustments to align with the increased scope and complexity of running a larger, more complex business following the Sealy Acquisition. The Committee determined that salaries were market competitive and no increases were necessary for 2014.

•
Based on a review of our revised peer group companies reflecting the larger size of the Company following the Sealy Acquisition, our CEO’s annual incentive award target increased from 100% of base salary to 115% of base salary for 2014.  Additionally, the target incentive opportunity as a percentage of base salary was increased from 60% to 65% of base salary for Mr. Anderson. No other adjustments were made to target annual incentive award opportunities for the remaining NEOs.

•
Granted 2014 annual equity awards to NEOs in a combination of Performance Restricted Stock Units (PRSUs) for 75% of the annual grant value (up from 50% in 2013) and stock options for 25% of the grant value (down from 50% in 2013).

2015 Actions

As part of the Company’s normal annual compensation planning cycle, in early 2015 the Compensation Committee took the following actions:

•	Increased base salaries for Messrs. Sarvary, Yaggi, Williams and Montgomery by 3% and for Mr. Anderson by 5% in order to more closely approximate peer group median levels.

•
Increased Mr. Anderson’s target annual incentive award opportunity from 65% of base salary to 70% of base salary in order to better align with market data and to equal the award opportunity of the other EVP NEOs. No other adjustments were made to target annual incentive award opportunities for the remaining NEOs.

•	Based on our overall financial performance and each NEO's individual performance in 2014, determined that NEOs earned 2014 annual incentive bonuses ranging from 59.2% to 77.5% of target.

•
Determined that the two-year PRSUs granted in 2013 and with a performance period ending December 31, 2014 were not earned due to the Company’s results falling below the threshold ratio of Net Debt to Consolidated Adjusted EBITDA.

•
Consistent with our compensation philosophy, granted long-term incentives to our NEOs at a level somewhat above peer group median.  Each NEO received a mix of equity awards comprised of approximately 67% PRSUs and 33% stock options.

Compensation Best Practices

Our compensation program features specific elements designed to align executive compensation with long-term stockholder interests. We also strive to implement and maintain best practices in our compensation program. These practices include:

•
The vast majority of our executives’ total compensation opportunity is in the form of incentive-based compensation, the majority is equity-based, and this incentive-based compensation is tied to long-term performance objectives, and aligned with stockholder interests.

•
We require our executives to meet meaningful stock ownership requirements and to retain at least 50% of the total number of shares granted to them under the Company’s compensation plans until the guidelines have been met. We also have stock ownership requirements for our non-employee directors, as discussed elsewhere in this Proxy Statement.

•
In early 2015, we adopted a Clawback Policy that provides that certain performance-based compensation is recoverable from specified officers, including the NEOs, if the Company determines that an officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of the Company’s financial results.

•	We prohibit the hedging or pledging of Company securities by employees, executive officers and members of the Board of Directors.

•	We prohibit the re-pricing or exchange of stock options or stock appreciation rights without stockholder approval.

•	The Compensation Committee engages an independent compensation consultant with no other ties to the Company or its management.

•
We provide minimal executive perquisites as described elsewhere in this Proxy Statement. Other than those benefits described, we do not provide additional perquisites or benefits to our NEOs that differ from those provided to other employees.

•	We regularly review tally sheets and other analytical tools to assess executive compensation.

•
We do not provide tax "gross-ups" for any element of executive compensation, with the exception of the reimbursement of $373 of FICA taxes with respect to financial planning expenses incurred in 2013 by former executive officer Mr. Rogers under a legacy Sealy program which was eliminated for 2014. For additional information, see the "Summary Compensation Table" in this Proxy Statement.

CEO Pay-for-Performance Alignment

Our compensation program is designed to align the interests of our NEOs, including our CEO, with our stockholders. The table below summarizes the compensation opportunity that was targeted for our CEO, Mr. Sarvary. Because our compensation programs are aligned with performance, cash compensation earned in 2014 is below target, reflecting below target payout of the annual incentive program due to certain financial performance results below target levels. The realizable value of long term incentive awards is also below target due to modest share price appreciation from the date of the grant of February 28, 2014 to year end. The estimated realizable value shown in the table below for the PRSU awards assumes they are earned at target and valued based on the $54.91 closing price of the Company’s common stock on the NYSE on December 31, 2014.  The estimated realizable value shown for option awards assumes the options will all vest and are valued based on the difference between the $54.91 closing price of the Company’s common stock on the NYSE on December 31, 2014 and the option exercise price of $51.87.  These options have a ten year exercisable life and may have significantly higher value in future years. The table also demonstrates the differences between 3-year total target and realizable compensation for our CEO for 2012, 2013 and 2014, using the same methodology. For 2014, Mr. Sarvary’s realizable compensation approximated 84% of his targeted compensation amount.

Supplemental Table of CEO Compensation in 2014
2014 Comparison				3-Year Total Compensation (2012 - 2014)
Compensation Element	Target Compensation	Realizable Compensation	Performance Results that Produced the Compensation	3-year Total Target Compensation	3-year Total Realizable Compensation
Base Salary	$1,000,000	$1,000,000	Base salary not increased for 2014.	$2,622,215	$2,622,215
Annual Incentive	$1,150,000	$876,300	Below target payout due to combination of factors; net sales and Adjusted Free Cash Flow (Free Cash Flow adjusted for items permitted with respect to Consolidated EBITDA, as that term is defined in the 2012 Credit Agreement) above target but Adjusted EBIT below target. Overall 76% payout.	$2,937,500	$1,696,300
Total Cash	$2,150,000	$1,876,300	Below target pay earned for below target performance.	$5,559,715	$4,318,515
PRSU Awards	$3,750,000	$3,969,773	2014 PRSU grants are tracking towards target level of performance, but subject to forfeiture if goals are not met on December 31, 2015 and December 31, 2016 or significantly higher payouts if goals are exceeded.(1)	$9,305,197	$5,451,849
Option Awards	$1,250,000	$156,961	Target compensation reflects the Black Scholes value on the grant date. Realizable compensation reflects the difference between the closing price on December 31, 2014 and the exercise price of the award.	$4,062,500	$2,555,881
Total	$7,150,000	$6,003,034	Total pay was below target due to annual incentive payout below target and due to only modest share price appreciation since 2014 long-term equity grant on February 28, 2014.	$18,927,412	$12,326,245

(1) PRSU values reflect appreciation from grant price through December 31, 2014 closing price of $54.91 per share.

The chart below demonstrates the differences between target and realizable compensation for our CEO for 2012, 2013 and 2014 as well as the 3-year total period encompassing 2012 through 2014. The chart includes the same compensation elements and the same valuation methodology as the table immediately preceding.

Roles of the Committee, Compensation Consultant and Management

The Compensation Committee is comprised solely of independent directors and is responsible for determining the compensation of our CEO and other NEOs. The Compensation Committee receives assistance during its evaluation process from: (1) Frederic W. Cook & Co., Inc. (Cook), the Compensation Committee’s independent consultant; and (2) our CEO and internal compensation staff, led by our Executive Vice President, Chief Human Resources Officer.

Cook has been retained by and reports directly to the Compensation Committee; it does not have any other consulting engagements with management. Cook, at the Compensation Committee’s request, regularly provides independent advice on current trends in compensation design, and provides executive compensation data and compensation program proposals to assist in evaluating and setting the overall structure of our executive compensation program and the compensation levels of our NEOs.

The Compensation Committee reviews and approves the goals and objectives with respect to compensation for the CEO, COO and the executive vice presidents (EVPs) (collectively, the Senior Executives), and evaluates the Senior Executives’ performance and determines and approves, and recommends to the Board for approval, the Senior Executives’ compensation. The Board, upon recommendation of the Compensation Committee, reviews and approves the compensation for our CEO, COO and EVPs. Our CEO reviews the compensation of the other executive officers annually and makes recommendations to the Compensation Committee regarding base salary, annual incentive and long-term incentive compensation plans.

Peer Group

Our Compensation Committee examines competitive peer group and survey information, compiled by Cook, as one of many factors to assist in determining base salary, annual incentive compensation and stock-based long-term equity awards.  In addition to market data, the Compensation Committee considers factors such as individual performance, internal equity among executives, promotion potential and retention risk in determining total compensation for our NEOs. The Compensation Committee periodically benchmarks our executive compensation against the compensation paid to executives at a peer group of 24 publicly-traded companies of similar size and in similar industries to the Company (the Peer Group) to obtain a general understanding of current compensation practices. The companies comprising the Peer Group provide a useful comparison to the Company based, among other things, on their similarity in size, revenues, enterprise value, EBITDA, EBITDA margin, scope of operations and branded consumer product focus. The Compensation Committee periodically evaluates the appropriateness of the size and composition of the Peer Group, and makes changes to its membership in response to mergers and acquisitions and changes in organizational comparability. No changes were made to the Peer Group in 2014.

The Peer Group companies are listed below:

Peer Group
Brunswick Corp.	Harman International Industries, Inc.	Newell Rubbermaid Inc.
Carter's Inc.	Hasbro Inc.	Polaris Industries Inc.
Columbia Sportswear Company	Jarden Corp.	Select Comfort Corp.
Deckers Outdoor Corporation	Leggett & Platt, Inc.	Steelcase Inc.
Dorel Industries Inc.	Lexmark International, Inc.	Tupperware Brands Corporation
Fossil Group Inc.	Mattress Firm Holding Corp.	Under Armour, Inc.
Gildan Activewear Inc.	Herman Miller, Inc.	Williams-Sonoma Inc.
Hanesbrands Inc.	Mohawk Industries, Inc.	Wolverine World Wide, Inc.

Tally Sheets

In addition to considering compensation levels for the Peer Group, the Compensation Committee also considers information contained in total compensation tally sheets for each NEO. The Compensation Committee uses the tally sheets to evaluate accumulated equity value and total compensation opportunities.  The tally sheets summarize each component of compensation, including base salary, annual incentive plan payout, vested and unvested long-term incentive plan awards, 401(k) company contributions, health and welfare benefits, perquisites and potential payments in the event of termination of employment under various scenarios.

Compensation Philosophy and Objectives

Our compensation program is designed to attract, motivate and retain our management talent and to reward management for strong Company performance and successful execution of key business plans and strategies. We believe that our compensation philosophy aligns management incentives with the long-term interests of our stockholders.

Compensation Components

The principal components of compensation for our NEOs include:

Pay Element	Purpose	Description	Link to Performance
Base Salary	To attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive’s skills, experience and responsibilities in the position.	Fixed, non-variable cash compensation.
Base salary levels are based on a number of factors and are significantly influenced by each individual’s sustained performance over time, including promotion to higher positions. Base salary is targeted at a competitive level, generally near the market median for each executive.

Annual Incentive Awards	To provide executives with a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.	Variable annual cash incentive with payout based on Company and individual performance over the fiscal year.
75% of the incentive plan’s target payout opportunity is based on the annual financial performance at the Company and, as applicable, division level, including net sales and Adjusted EBIT among other measures.   Achievement of individual objectives and overall individual performance determine 25% of the incentive opportunity. Annual incentive opportunity is targeted at a competitive level, generally near the market median for each executive.

Long-Term Incentive Awards
To align a significant portion of executive compensation to the Company's long-term operational performance as well as share price growth and total stockholder return. This component serves to motivate and retain executive talent.
Annual grants of stock options and PRSUs.
Two types of PRSUs were awarded in 2014. The "2015 PRSU" will be earned for performance over the two-year, 2014 - 2015 period, based on performance against certain ratios of Net Debt to Consolidated Adjusted EBITDA.
The "2016 PRSU" will be earned for performance over the three-year, 2014 - 2016 period, based on performance against certain net sales objectives. The PRSU grants are defined and detailed elsewhere in this Proxy Statement.
Stock options have value only if and to the extent our share price grows from the date of grant to the time of exercise.

Target long-term incentive grant values in 2014 were allocated 37.5% to the 2015 PRSUs, 37.5% to the 2016 PRSUs, and 25% to stock options. Long-term incentive opportunity is targeted somewhat above the market median for each executive, consistent with the Company’s goal of growing faster than the industry and of achieving industry leading margins.

Overall, the Compensation Committee seeks to strike a balance among these three components, with an emphasis on ensuring that a majority of the total potential compensation for the Company’s executive officers is significantly at risk and tied to overall Company performance.

Compensation Mix

The charts below show that most of our executives’ target pay mix is variable and at risk (86% for our CEO and 74% for our other NEOs). The proportions of each pay component shown below may change in the future based on market or performance considerations.

2014 Target Compensation Mix

2014 Compensation Actions

Base Salary

We pay base salaries in order to attract and retain leadership talent and to provide a competitive base of compensation that recognizes the executive's skills and experience relative to his or her responsibilities in the position. No base salaries were increased in 2014. The table below summarizes the salary changes during the year:

Named Executive Officer	2013 Salary	2014 Salary	Increase (%)
Mark Sarvary	$1,000,000	$1,000,000	—%
W. Timothy Yaggi	$670,000	$670,000	—%
Dale Williams	$470,000	$470,000	—%
David Montgomery	£289,880	£289,880	—%
Richard Anderson	$420,000	$420,000	—%

2014 Annual Incentive Performance Achievement

Our annual incentive plan ensures that a significant portion of each NEO’s annual compensation is at risk and dependent on overall Company and individual performance. The program provides NEOs a clear financial incentive to achieve critical short-term financial and operating targets or strategic initiatives.  The Compensation Committee is responsible for administering the annual incentive plan pursuant to the terms of the Company’s Amended and Restated Annual Incentive Bonus Plan for Senior Executives (the 2010 Annual Incentive Plan) which was approved by our stockholders in May 2010. The 2010 Annual Incentive Plan provides for cash-based performance awards, including awards intended to qualify as performance compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (Code).

For all NEOs, the actual incentive award payout is based on the achievement of the performance criteria, potentially amounting to more or less than the target amount.  Annual incentive payout can range from 0% to 200% of target payout.  The following table sets forth the targeted annual incentive levels for each NEO in 2014, shown as a percentage of his annual base salary at year-end, along with the maximum potential incentive opportunity:

Named Executive Officer	Target Award as a % of Salary	Target Award $	Maximum Award as a % of Salary
Mark Sarvary	115%	$1,150,000	230%
W. Timothy Yaggi	80%	$536,000	160%
Dale Williams	70%	$329,000	140%
David Montgomery	70%	£202,920	140%
Richard Anderson	65%	$273,000	130%

The annual incentives for our NEOs are generally comprised of several components established at the beginning of each year as determined by the Compensation Committee. In order to ensure that our annual incentive plan complies with Section 162(m) of the Code, the Company had to meet a threshold Adjusted EBIT goal of $265 million in order for any annual incentive to be earned for 2014 by our NEOs. If this threshold goal was achieved, then each NEO’s potential annual incentive bonus became earned at the maximum bonus payable under the 2014 Annual Incentive Plan, subject to the exercise by the Committee of its authority to reduce (but not increase) the actual amount of the annual incentive bonuses payable. The Committee then used this discretion to finalize the amount of the incentive awards for each NEO based on its determination of achievement of the applicable objective Company-wide and divisional financial goals as well as individual objectives described below:

•	Company performance component based on net sales and Adjusted EBIT goals

•	Divisional performance component based on metrics that align to each NEO’s operational focus

•	Individual performance component based on the successful achievement of individual goals

The table below identifies the 2014 performance measures and weightings:

Threshold Plan Requirement for 162(m) Purposes	Company Adjusted EBIT - $265 Million
Executive	Company Net Sales and Adjusted EBIT	Company Adjusted Free Cash Flow	Divisional Performance	Individual Performance	Total
Mark Sarvary	50%	25%	—	25%	100%
W. Timothy Yaggi	50%	—	25%	25%	100%
Dale Williams	50%	25%	—	25%	100%
David Montgomery	50%	—	25%	25%	100%
Richard Anderson	50%	—	25%	25%	100%

The Company net sales and Adjusted EBIT component of the annual incentive was established using a matrix to allow for payments between 0% and 200% and calculated on a constant currency basis (as previously defined).  A failure to meet the minimum requirement would result in no incentive payment with respect to that component.

 The divisional performance metric creates a strong alignment to specific goals based on each individual’s area of responsibility. Mr. Yaggi’s divisional goals were based on Tempur North America net sales and Adjusted EBIT, Sealy net sales and Adjusted EBIT, and Leadership Cost Challenge objectives. Mr. Montgomery's divisional goals were based on Tempur International net sales and Adjusted EBIT. Mr. Anderson’s divisional goals were based on Tempur North America net sales and Adjusted EBIT as well as Sealy net sales and Adjusted EBIT. The Company Adjusted Free Cash Flow target represented the divisional goal for Messrs. Sarvary and Williams.  A matrix is used for each divisional target to determine payouts between 0% and 200% and calculated on a constant currency basis. In calculating the amount of the reduction in the maximum annual incentive bonus payable, based on the Company-wide performance metric and the divisional performance metrics, the Compensation Committee had discretion to include or exclude or adjust for certain types of items. The Compensation Committee used this discretion in one instance to reduce the annual incentive bonuses payable as described below under "Achievement of Company Goals for 2014".

The Individual goal component of the annual incentive for the NEOs creates incentives to successfully achieve individual objectives.  The Individual goals component of the annual incentive targets 100% payout for the achievement of an executive’s annual objectives.  Payments can range from 0% to 200% of the targeted Individual goals component, based on individual performance. The determination of whether the Individual goals component of the incentive has been met and to what degree is based on the determination of the Compensation Committee. In exercising its judgment, the Compensation Committee looks broadly at each executive’s performance against individual objectives and the overall performance of the applicable NEOs within their specific area of responsibility.

The design and purpose of the Company goal, the divisional goals, and the Individual goals components of the annual incentive program are to focus the NEOs on behaviors that support the overall performance and success of the Company.  Company, divisional and individual goals are set with a reasonable level of difficulty that requires the Company and NEOs to perform at a high level in order to meet the goals and objectives. The attainment of these goals and objectives is not assured. Payouts in any year above 100% (target level) indicate significant accomplishment with performance above expectation.

Achievement of Company Goals for 2014

The Company met its threshold Section 162(m) performance goal for 2014 of Adjusted EBIT of $265.0 million. Accordingly, the full amount of the annual incentive bonuses for the NEOs became earned subject to reduction by the Compensation Committee at its discretion, based on its determination of the achievement of the other performance goals, as described below.

	2014 Performance Goals ($ in millions)
Financial Objective	Threshold	Target	Maximum
Net sales	$2,793.0	$2,907.5	$3,021.0
Adjusted EBIT	$321.5	$350.3	$384.8
Adjusted Free Cash Flow	$144.0	$163.8	$186.9

Total Company performance was above target based on Company net sales but below target based on Adjusted EBIT goals, in each case calculated on a constant currency basis. This resulted in performance at 57.4% of target for this component of the annual incentive bonus. This payout was applied to 50% of each NEO's bonus.

The Divisional performance was as follows, calculated on a constant currency basis where applicable:

•
Tempur North America net sales were above target, but Adjusted EBIT was below target, resulting in overall performance of 53.3% of the combined target. Tempur International net sales and Adjusted EBIT resulted in performance at 59.2% of target

•	Sealy net sales were above target, but Adjusted EBIT was below the level of threshold performance, resulting in no payout for this component

•	Leadership Cost Challenge cost savings resulted in performance at 129.3% of target

•
Adjusted Free Cash Flow resulted in performance at 100.0% of target; in determining this result, the Committee used its discretion to reduce the payout of this component from a significantly higher level of achievement in consideration of the Company’s overall operating margin being below target

Divisional performance, which represents a 25% weight of the overall bonus incentive by executive, was as follows, calculated on a constant currency basis where applicable:

•	Mr. Sarvary’s and Mr. Williams’ divisional payout, based on Company Adjusted Free Cash Flow achievement, was 100.0% of target

•	Mr. Yaggi’s divisional payout, based on a weighted combination of Tempur North America (53.3%), Sealy (0%) and Leadership Cost Challenge achievements (129.3%), was 47.2% of target

•	Mr. Montgomery’s divisional payout, Tempur International achievement, was 59.2% of target

•	Mr. Anderson’s divisional payout, based on a weighted combination of Tempur North America (53.3%) and Sealy (0%), was 26.7% of target

Achievement of Individual Goals for 2014

In evaluating the 2014 individual goals performance for each NEO, other than Mr. Sarvary, the Compensation Committee considered the recommendations of our CEO and evaluated each NEO’s performance relative to his performance against individual goals and overall area of responsibility.  The Compensation Committee evaluated our CEO’s performance and assessed his performance against the same factors.  The individual goals component represents a 25% weight toward their overall annual incentive bonus.

The individual objectives for 2014 were based on key strategic initiatives within the 2014 business plan.  This led to strong alignment and shared focus across the organization in the following areas of priority:

•	Drive better than industry revenue growth

•	Deliver cost productivity and synergy targets

•	Build brand equity

•	Improve the supply chain

•	Strong pipeline of innovation

•	Implement and refine the Strategic Plan

The Compensation Committee determined the NEOs, including the CEO, delivered individual performance relative to pre-established individual goals that was slightly below target. Based on our CEO's recommendations with respect to the NEOs who report to him, the Compensation Committee approved achievement of individual goals for our NEOs in amounts ranging from 80% to 95% for this component of the annual incentive bonus. The Compensation Committee determined that the performance of the CEO against individual objectives merited a 90% payout for this component.

Annual Incentive Plan Payments for 2014

Each NEO received a percentage payout of his overall annual incentive bonus based on his performance for each component times the relative weight of each of the goal components discussed above.  As a result, the overall annual incentive bonus payouts for our NEOs for 2014 were as follows:

Named Executive Officer	2014 Actual Payout	Percentage of Overall Incentive Target
Mark Sarvary	$876,300	76.2%
W. Timothy Yaggi	$344,648	64.3%
Dale Williams	$254,975	77.5%
David Montgomery	£128,852	63.5%
Richard Anderson	$161,616	59.2%

Long-Term Incentive Grants for 2014

Members of senior management, including our NEOs, are eligible to receive equity compensation awards under our equity incentive plans. We believe that providing equity awards as a component of compensation for senior managers aligns the interests of management with the interests of our stockholders by focusing executives on the long-term growth of the Company, and not short-term individual performance. In addition, we believe that equity grants provide an additional method of compensation where the return for each senior manager is directly tied to stockholders’ return on their investment.

Our compensation philosophy for long-term incentives is to target grant-date award value somewhat above the median of the Peer Group at each level of the Company, unlike annual salary and annual incentive targets which are generally set at market median.  The Compensation Committee and the Board of Directors support the Company’s mission to grow faster than its industry and to achieve industry-leading margins.  To that end, they believe that having long-term incentive award values above the median of similar companies will attract, retain and motivate growth-oriented executives and employees who focus on long-term value creation.

Our practice is to grant multiple forms of long-term incentive awards, each intended to accomplish different objectives. Stock options are granted to reward stock price increases and alignment with stockholders’ interests. We also grant PRSUs, which are designed to reward participants for the successful achievement of multi-year performance objectives, using a currency (Company common stock) that is strongly aligned with stockholders’ interests. We made several changes to our long-term incentive program for 2014, as shown in the table below.  In 2013, we modified our long-term incentive programs to reflect the Sealy Acquisition, the increase in the Company’s debt to finance the transaction, and the need to put somewhat greater focus on cash flow and debt pay down. Due to the progress to date of the integration of Sealy and the execution of key cash flow and debt pay down objectives, we shifted the 2014 long-term incentive program to more closely resemble the approach used in earlier years which places greater weight on PRSUs and less weight on stock options and uses a three-year performance period (for the 2016 PRSUs) described below.

	Long-Term Incentive Programs
	2013	2014
Allocation	50% PRSUs 50% Stock Options	37.5% 3-yr Tranche "2016" PRSUs 37.5% 2-yr Tranche "2015" PRSUs 25% Stock Options
Stock Option Vesting Period	2 year ratable	3 year ratable
PRSU Performance Measurement Period	2 years	3-yr Tranche: 3 years 2-yr Tranche: 2 years
PRSU Performance Goals	Net Debt/Adjusted EBITDA (1)	3-yr Tranche "2016": Net sales and EBIT Margin 2-yr Tranche "2015": Ratio of Net Debt to Consolidated Adjusted EBITDA
PRSU Maximum Payout	200%	3-yr Tranche "2016": 300% 2-yr Tranche "2015": 200%

(1)
Net Debt, means, as of any date, the sum of all Consolidated Funded Debt on such date less the aggregate amount (not to exceed $150,000,000) of Qualified Cash on such date.  Consolidated Funded Debt, Consolidated Adjusted EBITDA and Qualified Cash, which are all non-GAAP financial measures, have the meanings set forth in the 2012 Credit Agreement. A calculation of Consolidated Funded Debt less Qualified Cash to Adjusted EBITDA is provided in Appendix A to this Proxy Statement

In 2014, the Compensation Committee awarded equity grants to NEOs based on a fixed dollar target of grant-date fair value, allocating 75% of the value as target PRSUs and 25% of the value as stock options. This represented a shift from 2013 when 50% of the value was allocated to PRSUs and 50% of the value was allocated to stock options, but was more in line with our historical practices. While the Compensation Committee reserves the right to adjust the mix from year to year, the Committee viewed this grant type mix as appropriate for 2014.  These equity grants are identified in the table below:

Named Executive Officer	2014 LTIP Grant Value	# of Stock Options (25% of Award)	# of Two-Year Tranche PRSUs "2015" (37.5% of award)	# of Three-Year Tranche PRSUs "2016" (37.5% of award)
Mark Sarvary	$5,000,000	51,632	36,148	36,148
W. Timothy Yaggi	$1,500,000	15,489	10,844	10,844
Dale Williams	$925,000	9,552	6,687	6,687
David Montgomery	$925,000	9,552	6,687	6,687
Richard Anderson	$850,000	8,777	6,145	6,145

Each of the stock option awards granted in February 2014 has an exercise price of $51.87 and vests in three equal annual installments on each of the first, second, and third anniversary of the grant date.

Two separate PRSU awards were granted in 2014, with each PRSU award representing 37.5% of the total annual long-term incentive target.

•
The two-year 2015 PRSUs are earned if certain targets based on the ratio of Net Debt as of December 31, 2015 to Consolidated Adjusted EBITDA as determined for the year ended December 31, 2015.  Based on these metrics, the award payout at the end of the performance period will range from no payout to up to two times the target number of PRSUs. The performance period for the 2015 PRSUs is January 1, 2014 through December 31, 2015. The ratio of Net Debt to Consolidated Adjusted EBITDA was chosen as the objective to support the Company’s strategic priorities at the time of grant, which were to focus on cash flow and debt pay down.

•
The three-year 2016 PRSUs are earned if certain targets for 2016 net sales are achieved. Based on these metrics, the award payout at the end of the performance period will range from no payout to up to three times the target number of PRSUs. The PRSUs are also subject to a minimum Adjusted EBIT target for 2016. The performance period for the 2016 PRSUs is January 1, 2014 through December 31, 2016. The net sales objective with a minimum EBIT margin performance hurdle was chosen in order to reward profitable, long-term growth.

Prior Year Long-Term Incentive Grants

In 2012, members of senior management, including our NEOs, were granted PRSUs that vested based upon achievement of certain goals relating to three-year sales growth and EBIT margin objectives. Because the Company failed to meet the minimum EBIT margin performance requirements, those awards were forfeited.

In 2013, members of senior management, including our NEOs, were granted PRSUs that vested based upon achievement of certain goals relating to two-year ratios of Net Debt to Consolidated Adjusted EBITDA objectives. Because the Company failed to meet the minimum threshold performance requirements, those awards were forfeited.

2015 Compensation Actions

 2015 Base Salary

•
Increased base salaries for Messrs. Sarvary, Yaggi, Williams and Montgomery by 3% and for Mr. Anderson by 5% in order to more closely approximate peer group median levels. These increases also aligned with market practices and general salary movement trends.

2015 Annual Incentive Targets

•
Increased Mr. Anderson’s target annual incentive award opportunity from 65% of base salary to 70% of base salary in order to better align with market data and to equal the award opportunity of the other EVP NEOs. No other adjustments were made to target annual incentive award opportunities for the remaining NEOs.

2015 Long-Term Incentive Targets

The Compensation Committee approved targeted equity values for each of our NEOs and determined that 67% of the value of the grant would be in the form of PRSUs and 33% in the form of stock options.  The 2015 PRSU grant has a performance period of three years and aligns with our business performance objectives.

•
The PRSUs are earned if certain growth objectives for Adjusted EPS (as defined in the award agreements for the PRSUs) are achieved. The performance period for this award is January 1, 2015 through December 31, 2017.  Based on the metrics, the award payout at the end of the performance period will range from no payout to up to three times the target number of PRSUs.

•
Each of the stock option awards granted in February 2015 has an exercise price of $57.51 and vests in three equal annual installments on each of the first, second and third anniversary of the grant date.

As part of evaluating its long term incentive program for 2015, the Compensation Committee also considered, in consultation with Cook, its independent compensation consultant, whether it was advisable to add a potential high payout equity incentive plan on top of the Company’s existing long-term incentive awards. This type of plan would provide for very high potential payouts based on very high performance over a multi-year period. The Compensation Committee determined that adding an additional plan was not necessary for several reasons, including that the Company's PRSU grants provide very high payouts (up to 300% of target) for very strong performance, the anticipated growth in the share price that would accompany very strong performance would both further increase the value of the shares issuable in a potential high payout under the PRSUs and also increase the value of the stock option component of the long-term incentive program for 2015, and the Company's practice of layering its incentives by making annual grants of long-term incentive awards creates very strong ongoing multi-year incentives for exceptional performance.

The long-term incentive grant values determined by the Compensation Committee and the Board are consistent with Peer Group benchmarks and our compensation philosophy as discussed above.

Named Executive Officer	2015 LTIP Grant Value	# of Stock Options (33% of Award)	# of PRSUs (67% of Award)
Mark Sarvary	$5,650,000	$1,864,500	$3,785,500
W. Timothy Yaggi	$1,900,000	$627,000	$1,273,000
Dale Williams	$1,100,000	$363,000	$737,000
David Montgomery	$1,100,000	$363,000	$737,000
Richard Anderson	$975,000	$321,750	$653,250

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers and directors. The principal objective of the guidelines is to enhance the linkage between the interests of stockholders and our executive officers and directors by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to five times his base salary, and that all other executive officers should own shares valued at an amount equal to three times the executive’s base salary. Our directors also are required to own, within five years of becoming subject to the stock ownership guidelines, shares valued at an amount equal to four times the director’s annual cash retainer. The value of holdings of stock as well as vested options, restricted shares, restricted stock units, deferred stock units and performance units (for purposes of this paragraph "derivative securities") are based on the average closing price of the Company’s common stock on the NYSE for the most recent period from February 15 through May 14. The number of shares underlying derivative securities that may be included in the value of the holdings is calculated net of the number of shares necessary to cover estimated taxes, and, if applicable, the exercise price. Until the guidelines are met, executive officers and directors are permitted to sell up to 50% of the total number of shares granted to them under the Company’s compensation plans that have vested. The 50% limit includes shares sold or surrendered to pay taxes associated with the vested shares and shares sold or surrendered to pay the exercise price of stock options. A director or executive officer may exceed the 50% limit if necessary to pay taxes incurred due to vesting of deferred stock units or restricted stock units. In 2014, all of our executives and directors were on track to maintain compliance with the minimum stock ownership guidelines.

Anti-Hedging and Anti-Pledging Policy

The Company’s Insider Trading and Confidentiality Policy prohibits employees, executive officers and members of the Board of Directors from hedging or pledging Company securities.

Clawback Policy

In early 2015, we adopted a Clawback Policy that provides that certain performance-based compensation is recoverable from an officer if the Company determines that an officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of the Company’s financial results. Performance-based compensation includes all annual incentives and long-term incentives with performance features based on the Company’s financial performance, whether paid in cash or in equity, where the award or size of the award was contingent on such performance. If the Committee determines, in its reasonable discretion, that any such performance-based compensation would not have been paid or would have been at a lower amount had it been based on the restated financial results, it will report its conclusions to the Board. If the Board determines action is necessary or appropriate, the Board may within 12 months of such a restatement, to the extent permitted by applicable law, seek recoupment from such officer of the portion of such performance-based compensation that is greater than that which would have been awarded or earned had such compensation been calculated on the basis of the restated financial results.

Other Benefits / Perquisites

We offer a 401(k) plan to all of our eligible U.S. employees, including our senior management and our NEOs other than Mr. Montgomery, who is a citizen of the United Kingdom. The 401(k) plan is designed to allow employees to save for retirement as well as defer current earnings and recognize them later in accordance with statutory regulations when their individual income tax rates may be more beneficial. In 2014, the Company matched 100% of the first three percent of each participating employee’s salary that is deferred and 50% of the fourth and fifth percent of salary deferred. In addition, each year, the Company provides a discretionary contribution up to 3% of eligible compensation to eligible participants. In early 2015, the Company provided a discretionary contribution equivalent to 1.6% of eligible compensation to plan participants as of December 31, 2014 who received matching contributions during the year. The decision to make the match and the discretionary contribution is at the sole discretion of the Company. The Company made the matching contribution in 2014 for all participating employees, including the participating NEOs.

The Company does not offer any other U.S. defined contribution or defined benefit pension plans in which executive officers, including the NEOs, are eligible to participate. There are no alternate plans in place for senior management except for Mr. Montgomery. For more information regarding Mr. Montgomery’s pension benefits see "Potential Payments upon Termination or Change in Control" elsewhere in this Proxy Statement.

In early 2015, we approved the elimination of an automobile allowance benefit and adopted a financial planning program for executive officers, including the NEOs and other members of senior management. This new executive benefit provides reimbursement for financial planning expenses for NEOs of up to $10,000 per year.  The new program is intended to cover some, if not most, of the expense associated with having a financial advisor and to allow executives more time to focus on business and personal matters.

The Company also offers various broad-based employee benefit plans. NEOs participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may apply. Our NEOs also receive certain other benefits that are discussed in the footnotes to the summary compensation table.

Employment Agreements

Each of our NEOs is a party to an employment agreement with the Company. These employment agreements provide for severance arrangements in the event of termination of employment in certain circumstances and also provide for non-competition, non-solicitation and confidentiality agreements. These severance arrangements are discussed in more detail below under "Potential Payments upon Termination or Change in Control." The employment agreements for our NEOs were put in place at the time they became Executive Officers of the Company (in certain cases, prior to the Company’s initial public offering in 2003). We believe that these agreements, including the severance provisions, are necessary to allow us to be competitive in recruiting and retaining top talent for executive officer positions. The Compensation Committee believes that the employment agreements in place for its executive officers are appropriate for the needs of the Company. However, as part of its analysis of the reasonableness of each individual element of compensation and each NEO’s compensation package as a whole, the Compensation Committee periodically analyzes each of these arrangements for reasonableness and market competitiveness.

2014 Compensation for Former Executive Officer

As discussed earlier in this CD&A, although Mr. Rogers retired as Chief Executive Officer, Sealy Corporation on April 5, 2014 and was elected to serve as a non-employee member of the Board of Directors on March 27, 2014, he is considered an NEO for 2014 under applicable SEC rules. Accordingly, this section contains a discussion of the 2014 compensation paid to Mr. Rogers, as well as other information relevant to an understanding of how and why the Company paid this compensation.

In setting Mr. Rogers’ 2014 compensation, the Company adopted the same overall design, purposes, objective and other aspects of its pay for performance philosophy as it did in setting 2014 executive compensation for the other NEOs. A brief summary of each component of pay is outlined below.

•	Base Salary: Mr. Roger’s did not receive an increase in salary in 2014. His annual salary was $760,000 at the time of his departure from the Company.

•
Retention Award: Mr. Rogers’ RSU retention award and cash award both vested in accordance with their terms, on March 18, 2014. The equity portion of the retention award was included in the Summary Compensation Table in 2013 at the grant date fair value, and the cash retention award was earned and paid in 2014 and is included in the 2014 Summary Compensation Table.

•
Annual Incentive: Mr. Rogers 2014 target annual incentive opportunity of 100% of salary was identical to his 2013 target opportunity. Given his role as CEO of Sealy, his annual incentive opportunity was weighted 50% based upon Company net sales and Adjusted EBIT, 25% based upon Sealy net sales and Adjusted EBIT, and 25% based on Tempur North America net sales and Adjusted EBIT. Unlike the NEOs, Mr. Rogers had no incentive tied to performance against Individual Goals. Based upon final performance outcomes listed above in this Compensation Discussion and Analysis, the Compensation Committee determined that his overall bonus achievement was 42.0% of target, based on the corporate performance outcome of 57.4% of target and weighted divisional performance outcome of 26.7%. Based on the performance outcomes identified above, and given his retirement date of April 5, 2014, Mr. Rogers received a pro-rated annual incentive bonus award of $79,800.

•
Long-term Incentives: Mr. Rogers was not granted any long-term incentives in his role as an Executive Officer in 2014. See the Director Compensation Table elsewhere in this Proxy Statement for information regarding the grant of equity instruments in his role as a member of the Board of Directors.

Tax and Accounting Implications

Deductibility of Compensation under Section 162(m) of the Code

Section 162(m) of the Code limits the Company’s annual deduction for certain compensation paid to certain of our Executive Officers named in the Summary Compensation Table, other than our Chief Financial Officer, to $1 million each unless certain requirements are met. Although the Compensation Committee plans to evaluate and limit the impact of Section 162(m), it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent to compete successfully and to motivate such executives to achieve the goals inherent in our business strategy, the Compensation Committee may approve compensation to Executive Officers which exceeds the limits of deductibility. In this regard, certain portions of compensation paid to our NEOs for 2014 may not be deductible for federal income tax purposes under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments, including under its 2003 Equity Incentive Plan and 2013 Equity Incentive Plan, in accordance with FASB ASC 718, "Stock Compensation."

OVERALL COMPENSATION APPROACH AND RISK INCENTIVES

The Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking and has concluded that they do not. Base salaries are fixed in amount and thus do not encourage risk taking. In 2014, employees were also eligible to receive a portion of their total compensation in the form of "at risk" compensation opportunities, including the annual incentive and, for senior managers, the long-term incentive awards. The portion of "at risk" compensation increases as an employee’s level of responsibility within the Company increases. While the annual incentive awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s annual incentive program represents only a portion of eligible employees’ total compensation opportunities. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus eligible employees on specific short-term goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking.

The majority of "at risk" compensation provided to senior managers is in the form of long-term equity awards that help further align senior managers’ interests with those of the Company’s stockholders. The granting of these awards is generally on an annual and therefore overlapping basis, and these grants are subject to multi-year vesting schedules. As described above, the long-term equity awards are comprised of stock options and PRSUs. The ultimate value of the stock option awards is tied to the Company’s long-term stock price performance, while the value of the PRSU awards is dependent both on the Company’s operating results over a multi-year period and the price performance of our stock. Based on this long-range focus, the Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking.

As more fully described above, the Company maintains stock ownership guidelines applicable to Executive Officers and members of the Board of Directors intended to encourage long-term ownership of a significant amount of Tempur Sealy International stock in order to promote a long-term "owner’s" view of our business. The Compensation Committee believes the Company’s compensation programs encourage employees to strive to achieve both the short and long-term goals that are important to the Company’s success without promoting unnecessary or excessive risk taking.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (Securities Act), or the Exchange Act.

The Compensation Committee is comprised entirely of independent directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis section required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by,

COMPENSATION COMMITTEE
Peter K. Hoffman (Chair)
Frank Doyle
John A. Heil
Sir Paul Judge

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Tempur Sealy International for the year ended December 31, 2014 of those persons who served as (i) our principal executive officer during the year ended December 31, 2014, (ii) our principal financial officer during the year ended December 31, 2014, (iii) our other three most highly compensated Executive Officers for the year ended December 31, 2014, and one former executive officer required to be included by Item 402(a)(3)(iv) of Regulation S-K. We refer to these persons collectively as our "NEOs."

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Mark Sarvary -	2014	$1,000,000	$—	$3,750,000	$1,250,000	$876,300	$—	$24,445	$6,900,745
President and Chief	2013	834,715	—	3,117,697	2,000,000	623,000	—	19,710	6,595,122
Executive Officer	2012	787,500	—	2,437,500	812,500	197,000	—	18,310	4,252,810

W. Timothy Yaggi(4) -	2014	$670,000	$—	$1,125,000	$375,000	$344,648	$—	$24,445	$2,539,093
Chief Operating Officer	2013	565,577	110,550	750,000	750,000	221,100	—	121,814(8)	2,519,041

Dale E. Williams -	2014	$470,000	$—	$693,750	$231,250	$254,975	$—	$24,445	$1,674,420
Executive Vice President and	2013	393,969	70,077	666,700	400,000	134,890	—	19,710	1,685,346
Chief Financial Officer	2012	372,000	61,380	544,000	181,000	—	—	18,310	1,176,690

David Montgomery(5) -	2014	$453,099	$—	$693,750	$231,250	$201,403	$—	$91,812	$1,671,314
Executive Vice President and	2013	410,667	71,263	666,700	400,000	187,358	—	85,654	1,821,642
President of International Operations	2012	395,708	59,356	544,000	181,000	—	—	81,542	1,261,606

Richard Anderson -	2014	$420,000	$—	$637,500	$212,500	$161,616	$—	$24,445	$1,456,061
Executive Vice President and	2013	375,877	50,400	604,100	362,500	78,624	—	19,710	1,491,211
President, North America	2012	360,000	45,900	544,000	181,000	—	—	18,310	1,149,210

Lawrence J. Rogers (4)(6)- Former President and Chief	2014	$201,515	$—	$—	$—	$79,800	$—	$1,510,914	$1,792,229
Executive Officer - Sealy	2013	601,667	—	1,500,000	—	596,600	—	40,953(7)	2,739,220

(1)
Bonus and Non-Equity Incentive Plan Compensation payouts were earned in 2014 and paid in 2015 pursuant to the Company's annual incentive bonus program for 2014. As described in the Compensation Discussion and Analysis, in 2012 and 2013 the amount paid upon the achievement of the Individual goals appear in the column "Bonus" and the amounts paid upon the achievement of the Company goals and segment goals appear in the column "Non-Equity Incentive Plan Compensation."

(2)
For stock awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See Note 12 "Stock-based Compensation" to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a complete description of the valuations. Stock awards include PRSUs, as described in the Compensation Discussion and Analysis. The grant date fair value displayed represents the target value at the grant date based upon the probable outcome of the performance conditions set forth in the PRSU award. The maximum value of the awards for each current executive officer who is a NEO could be, with respect to the PRSUs with a performance period that ends December 31, 2015, 200% of target, based on achievement of targets based on the ratio of Net Debt as of December 31, 2015 to Consolidated Adjusted EBITDA, each as defined in the award agreement. With respect to the PRSUs with a performance period that ends December 31, 2016, the maximum value of the awards for each current executive officer who is a NEO could be 300% of target based on achievement of net sales and Adjusted EBIT goals for the year ending December 31, 2016, as defined in the awards agreement. For the 2013 PRSUs granted to each current executive officer who is a NEO, a minimum ratio of Net Debt as of December 31, 2014 to Consolidated Adjusted EBITDA, each as defined in the award agreement, was not met; therefore the grants were not earned and no shares will be paid out with respect to the 2013 PRSU awards. For the 2012 PRSUs granted to each NEO, the minimum EBIT margin objective was not met for certain years, therefore the 2012 PRSU grants were terminated in 2013.

(3)	Represents amounts paid in 2014 on behalf of each of our NEOs for the following:

Named Executive Officer	Life and Disabilities Insurance Premiums ($)	Contributions to Qualified Defined Contribution Plans ($)	Discretionary 401(k) Contribution ($) (a)	Car Allowance ($)	Tax Preparation, Legal and Financial Planning Fees ($)	Retention Award ($)
Mark Sarvary	2,685	10,400	4,160	7,200	—	—
W. Timothy Yaggi	2,685	10,400	4,160	7,200	—	—
Dale E. Williams	2,685	10,400	4,160	7,200	—	—
David Montgomery	16,499	51,042	—	23,446	825	—
Richard W. Anderson	2,685	10,400	4,160	7,200	—	—
Lawrence J. Rogers	514	10,400	—	—	—	1,500,000

(a)
Represents the Company’s contribution to a discretionary 401(k) contribution plan as described in the Compensation Discussion and Analysis. For additional discussion of the discretionary 401(k) contribution plan, please refer to the subsection titled "Other Benefits / Perquisites" of the Compensation Discussion and Analysis.

(4)	Both Mr. Yaggi and Mr. Rogers joined the Company in 2013, and accordingly the Summary Compensation information is presented only for 2013 and 2014.

(5)	Mr. Montgomery’s salary and Non-Equity Incentive Plan Compensation are paid in British Pounds (£) and are converted to United States Dollars ($) using the spot rate on December 31, 2014.

(6)
The compensation reported in this Summary Compensation Table and the supplemental tables under "Compensation of Executive Officers" reflects the compensation Mr. Rogers received as an executive officer during 2014 through the date of his retirement in April 2014. All compensation he earned in his role as a member of the Board is reported in the Director Compensation Table under the heading "Director Compensation" elsewhere in this Proxy Statement.

(7)
Mr. Rogers 2013 "All Other Compensation" amount has been updated to include an additional $3,506 in financial planning incurred with respect to 2013 and the reimbursement of $373 of FICA taxes incurred with respect to the expenses.

(8)	Mr. Yaggi's 2013 "All Other Compensation" amount has been updated to include an additional $696 in relocation assistance with respect to 2013.

Grants of Plan-Based Awards

The following table provides information about annual and long term incentive award opportunities granted to our NEOs during 2014. These incentive award opportunities are described in the Compensation Discussion and Analysis section of this Proxy Statement under "2014 Annual Incentive Performance Achievement" and "Long-Term Incentive Grants for 2014."

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Sarvary
Annual Incentive Bonus	2/28/2014	$0	$1,150,000	$2,300,000
Stock Award (PRSUs)	2/28/2014				18,074	36,148	72,296			$1,875,000
Stock Award (PRSUs)	2/28/2014				18,074	36,148	108,444			$1,875,000
Stock Option	2/28/2014							51,632	$51.87	$1,250,000

W. Timothy Yaggi
Annual Incentive Bonus	2/28/2014	$0	$536,000	$1,072,000
Stock Award (PRSUs)	2/28/2014				5,422	10,844	21,688			$562,500
Stock Award (PRSUs)	2/28/2014				5,422	10,844	32,532			$562,500
Stock Option	2/28/2014							15,489	$51.87	$375,000

Dale E. Williams
Annual Incentive Bonus	2/28/2014	$0	$329,000	$658,000
Stock Award (PRSUs)	2/28/2014				3,344	6,687	13,374			$346,875
Stock Award (PRSUs)	2/28/2014				3,344	6,687	20,061			$346,875
Stock Option	2/28/2014							9,552	$51.87	$231,250

David Montgomery
Annual Incentive Bonus(5)	2/28/2014	$0	$317,169	$634,338
Stock Award (PRSUs)	2/28/2014				3,344	6,687	13,374			$346,875
Stock Award (PRSUs)	2/28/2014				3,344	6,687	20,061			$346,875
Stock Option	2/28/2014							9,552	$51.87	$231,250

Richard W. Anderson
Annual Incentive Bonus	2/28/2014	$0	$273,000	$546,000
Stock Award (PRSUs)	2/28/2014				3,073	6,145	12,290			$318,750
Stock Award (PRSUs)	2/28/2014				3,073	6,145	18,435			$318,750
Stock Option	2/28/2014							8,777	$51.87	$212,500

Lawrence J. Rogers(6)
Annual Incentive Bonus	2/28/2014	$0	$760,000	$1,520,000

(1)
These columns show the 2014 annual award opportunities under the Company's annual incentive bonus program for 2014. They do not reflect the actual amounts paid out under the program which are included in the Summary Compensation Table and discussed in the Compensation Discussion and Analysis under "2014 Compensation Actions – 2014 Annual Incentive Performance Achievement and – Annual Incentive Plan Payments for 2014."

(2)
These columns show the 2014 stock awards which include two awards of PRSUs under the 2013 Equity Incentive Plan, one covering a two year performance period ending December 31, 2015 and the other covering a three year performance period ending December 31, 2016. These awards are discussed in the Compensation Discussion and Analysis section of this Proxy Statement under "2014 Compensation Actions – Long-Term Incentive Grants for 2014."

(3)
This column shows the stock options granted in 2014 under the 2013 Equity Incentive Plan. The stock options vest in three equal annual installments on each of the first, second and third anniversaries of the grant date, subject to the NEO’s continued employment with the Company.

(4)
This column shows the grant date fair value of the PRSU and stock option awards computed in accordance with FASB ASC 718. See Note 12 "Stock-based Compensation" to the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a complete description of the valuations. For the PRSU awards, the grant date fair value displayed represents the target value at the grant date based upon the probable outcome of the performance conditions as of the grant date with respect to the PRSUs with a performance period that ends December 31, 2015, 200% of target, based on achievement of targets based on the ratio of Net Debt as of December 31, 2015 to Consolidated Adjusted EBITDA, each as defined in the award agreement. With respect to the PRSUs with a performance period that ends December 31, 2016, the maximum value of the awards for each current executive officer who is a NEO could be 300% of target based on achievement of net sales and Adjusted EBIT goals for the year ending December 31, 2016. The amounts do not reflect the risk that the awards may be forfeited in certain circumstances or, in the case of performance awards, that there is no payout if the required performance measures are not met.

(5)
Mr. Montgomery’s salary is paid in British Pounds (£). As a result, the Annual Incentive Bonus threshold, target and maximum opportunities were converted to United States Dollars ($) based on the exchange spot rate on December 31, 2014.

(6)
Mr. Rogers did not receive an equity grant in 2014 in light of his intention to retire in April 2014. See the Director Compensation Table below, for information regarding the equity award of stock options and deferred stock units Mr. Rogers received in his role as a member of the Board.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth the outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2014 for each of our NEOs. The table also sets forth unvested stock awards assuming a market value of $54.91, the closing market price of our common stock on December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#) Exercisable	(#) Unexercisable		($)		(#)		(S)
	Mark Sarvary
	737,500	—	(1)	$7.81	6/30/2018
	14,480	7,239	(8)	$71.50	2/8/2022
	67,159	67,159	(9)	$37.05	2/21/2023
	—	51,632	(10)	$51.87	2/27/2024
						36,148	(12)	$1,984,887
						36,148	(13)	$1,984,887

	W. Timothy Yaggi
	25,185	25,184	(9)	$37.05	2/21/2023
	—	15,489	(10)	$51.87	2/27/2024
						10,844	(12)	$595,444
						10,844	(13)	$595,444

	Dale E. Williams
	40,000	—	(2)	$13.47	6/28/2016
	50,000	—	(5)	$11.76	5/15/2018
	53,914	—	(6)	$6.14	2/27/2019
	6,082	—	(7)	$46.68	2/21/2021
	3,226	1,612	(8)	$71.50	2/8/2022
	13,432	13,432	(9)	$37.05	2/21/2023
	—	9,552	(10)	$51.87	2/27/2024
						6,687	(12)	$367,183
						6,687	(13)	$367,183

	David Montgomery
	133,333	—	(2)	$13.47	6/28/2016
	45,000	—	(6)	$6.14	2/27/2019
	6,082	—	(7)	$46.68	2/21/2021
	3,226	1,612	(8)	$71.50	2/8/2022
	13,432	13,432	(9)	$37.05	2/21/2023
	—	9,552	(10)	$51.87	2/27/2024
						6,687	(12)	$367,183
						6,687	(13)	$367,183

	Richard W. Anderson
	45,000	—	(3)	$20.27	12/21/2016
	50,000	—	(4)	$20.02	1/29/2018
	25,000	—	(5)	$11.76	5/15/2018
	27,500	—	(6)	$6.14	2/27/2019
	6,082	—	(7)	$46.68	2/21/2021
	3,226	1,612	(8)	$71.50	2/8/2022
	12,173	12,172	(9)	$37.05	2/21/2023
	—	8,777	(10)	$51.87	2/27/2024
						6,145	(12)	$337,422
						6,145	(13)	$337,422

	Lawrence J. Rogers
	664	662	(11)	52.87	5/6/2024
						1,419	(14)	$77,917

(1)	These options, granted on June 30, 2008, have a 10-year term and became exercisable in four equal installments over four years, beginning with the one-year anniversary date of the grant.

(2)
These options, granted on June 28, 2006, have a 10-year term. Twenty-five percent (25%) of these options became exercisable on July 7, 2008 and the remaining shares became exercisable in equal installments on a quarterly basis over the subsequent twelve (12) quarters.

(3)	These options, granted on December 21, 2006, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(4)	These options, granted on January 29, 2008, have a 10-year life and became exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(5)	These options, granted on May 15, 2008, have a 10-year term and became exercisable in two equal installments over two years, beginning with the one-year anniversary date of the grant.

(6)	These options, granted on February 27, 2009, have a 10-year life and become exercisable in equal installments over four years, beginning with the one-year anniversary of the grant date.

(7)	These options, granted on February 22, 2011, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date.

(8)	These options, granted on February 9, 2012, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date.

(9)	The options, granted on February 22, 2013, have a 10-year life and become exercisable in equal installments over two years, beginning with the one-year anniversary of the grant date.

(10)	These options, granted on February 28, 2014, have a 10-year life and become exercisable in equal installments over three years, beginning with the one-year anniversary of the grant date.

(11)
Mr. Rogers received an equity grant of options and deferred stock units in connection with his service as a non-employee member of the Board. These grants are described in the Director Compensation Table elsewhere in this Proxy Statement. He has no other outstanding equity awards.

(12)
These PRSUs, granted on February 28, 2014, covered a two-year performance period ending December 31, 2015. Distribution of the awards was dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board, and is to occur no later than the fifteenth day of the third month following December 31, 2015. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics at the target.

(13)
These PRSUs, granted on February 28, 2014, covered a three-year performance period ending December 31, 2016. Distribution of the awards was dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board, and is to occur no later than the fifteenth day of the third month following December 31, 2016. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics the target.

(14)
These deferred stock units ("DSUs"), granted on May 7, 2014, vest in one year over four quarterly installments following the grant date. The DSUs are released on the three-year anniversary of the grant date. This grant is a result of an annual equity award for service on the Board.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock awards vested during the year ended December 31, 2014, for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Mark Sarvary	—	$—	26,991	(1)	$1,334,165	(1)
W. Timothy Yaggi	—	$—	—		$—
Dale E. Williams	—	$—	7,198	(2)	$355,797	(2)
David Montgomery	—	$—	7,198	(2)	$355,797	(2)
Richard W. Anderson	30,000	$1,467,211	6,521	(2)	$322,333	(2)
Lawrence J. Rogers	—	$—	32,355	(3)	$1,672,754	(3)

(1)
These PRSUs, granted on February 22, 2013, covered a one-year performance period ending December 31, 2013. Distribution of the awards was dependent upon the achievement of certain performance metrics within a range set forth by the Compensation Committee and the Board, and occurred on February 22, 2014. The amounts in this column represent the distribution of the PRSUs based on achievement of the performance metrics at 100% the target award.

(2)	These RSUs, granted February 22, 2013, vested on February 22, 2014.

(3)	These RSUs, granted March 18, 2013, were part of a retention grant and vested on March 18, 2014.

Pension Benefits Table

No table is included for defined benefit pension or similar plans, since none of the Named Executive Officers are covered by such a plan.

Nonqualified Deferred Compensation Table for 2014

The following table reflects contributions, earnings, withdrawals and end-of-year balances under Sealy’s legacy nonqualified deferred compensations plan for the year ended December 31, 2014. The applicable plan is the Sealy Benefit Equalization Plan, which is more fully described under "Other Benefits and Perquisites" above. Mr. Rogers is the only NEO who was eligible to participate in the Sealy Profit Sharing Plan and the Sealy Benefit Equalization Plan which provides a vehicle to restore qualified plan benefits, specifically those relating to the Sealy Profit Sharing Plan, which are reduced as a result of limitations imposed under the Internal Revenue Code on tax qualified retirement plans. The Sealy Profit Sharing Plan and the Tempur Sealy 401(k) plans were merged effective January 1, 2014, and the profit sharing provision of that qualified plan was eliminated. As a result, there were no equalization payments under the Sealy Benefit Equalization Plan with respect to 2014.

Name	Executive Contributions for the Year Ended 12/31/14 ($)(1)	Registrant Contributions for Year ended 12/31/14 ($)(2)	Aggregate Earnings for Year ended 12/31/14 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14 ($)
Lawrence J. Rogers	$—	$—	$1,217	$—	$ 121,695 (4)

(1)	Eligible executives have no ability to elect to defer any amounts under this program. The only amounts contributed are from the Company under the Sealy Benefit Equalization Plan.

(2)
As noted above, no contributions for the 2014 Plan Year were allocated to executive’s accounts in 2014 because no contribution under the Sealy Profit Sharing Plan was made for 2014. The amount in this column is included in the "All Other Compensation" column for 2014 in the "Summary Compensation Table" above.

(3)
Earnings on balances in the Benefit Equalization Plan equal the rate of return on investments made by each participant in the Profit Sharing Plan, which was recently merged into the Tempur Sealy 401(k) plan, and are not included in the Summary Compensation Table.

(4)	This amount includes aggregate earnings of $2,153 for the year ended December 31, 2013. The registrant contributions for the year ended December 31, 2013 was $7,475.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Tempur Sealy International has entered into agreements and adopted plans that require us to provide compensation and/or other benefits to each NEO during employment and in the event of that executive’s termination of employment under certain circumstances. Those arrangements are described below.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

The Company has entered into employment agreements with each of our NEOs, which are described below. Definitions of terms commonly used in the employment agreements and compensation plans are set forth below.

Certain Definitions

"Good Reason" Mr. Sarvary’s employment agreement generally defines "Good Reason" as relocation of his principal workplace, his demotion from his position as Chief Executive Officer, or Tempur Sealy International’s material breach of his employment agreement. The employment agreements for Messrs. Rogers, Yaggi, Anderson and Williams generally define "Good Reason" as relocation of their principal workplace, or Tempur Sealy International’s (and, in the case of Mr. Rogers, Sealy’s) material breach of their employment agreements.

"For Cause." The employment agreements for Messrs. Sarvary, Rogers and Yaggi generally define "For Cause" as the employee’s (a) willful and continued failure to substantially perform the reasonably assigned duties with Tempur Sealy International (and, in the case of Mr. Rogers, Sealy), (b) material breach of his employment agreement which is not cured within 30 days after receipt of written notice of such breach, (c) material violation of any material written policy of Tempur Sealy International (and, in the case of Mr. Rogers, Sealy), (d) willful misconduct which is materially and demonstrably injurious to Tempur Sealy International, (e) conviction by a court of competent jurisdiction of, or his pleading guilty or nolo contendere to, any felony, or (f) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, or a breach of fiduciary duty or the duty of loyalty, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International’s (and, in the case of Mr. Rogers, Sealy’s) business.

The employment agreements for Messr. Anderson and Williams’ generally define "For Cause" as the employee’s (a) willful and continued failure to substantially perform his assigned duties with Tempur Sealy International, (b) willful engagement in illegal conduct which is materially and demonstrably injurious to Tempur Sealy International, (c) conviction of, or guilty plea or nolo contendere to, any felony, or (d) commission of an act of fraud, embezzlement, or misappropriation against Tempur Sealy International, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to Tempur Sealy International’s business.

Mr. Montgomery’s employment agreement does not provide for a "For Cause" termination, but does provide that he can be immediately terminated upon written notice on a variety of grounds, including a serious breach of his employment agreement or any willful neglect in the discharge of his duties; he is guilty of fraud or dishonesty, conduct tending to bring himself or Tempur Sealy International Limited into disrepute, conviction of criminal offence other than traffic violations not imposing custodial penalty; he becomes of unsound mind or a patient for purposes of any statute relating to mental health; he develops a drug or alcohol addiction; he breaches the rules or regulations of a regulatory authority relevant to Tempur Sealy International Limited’s business or he refuses employment under an agreement of equal or better terms with a successor of Tempur Sealy International Limited.

"Change of Control." Under the 2003 Equity Incentive Plan, as amended, "Change of Control" is generally defined as (a) an acquisition of a third party, unless Tempur Sealy International’s existing stockholders continue to hold at least 50% of the outstanding stock, (b) an acquisition of more than 50% of the total combined voting power of Tempur Sealy International’s outstanding securities pursuant to a tender or exchange offer made directly to Tempur Sealy International’s stockholders that the Board does not recommend the stockholders accept, (c) over a period of 36 consecutive months or less, there is a change in the composition of a majority of the Board, without the approval of existing Board members, or (d) if a majority of the Board votes in favor of a decision that a Change in Control has occurred. The 2003 Equity Incentive Plan provides, unless provided otherwise in the specific award agreement, that upon a change in control (a) any outstanding stock options or stock appreciation rights that are not fully exercisable shall accelerate and become exercisable with respect to 50% of those shares which are not then exercisable, (b) any risk of forfeiture applicable to restricted stock and restricted stock units which is not based on achievement of performance goals shall lapse with respect to 50% of the restricted stock and restricted stock units still subject to such risk of forfeiture, and (c) all outstanding restricted stock and restricted stock unit awards conditioned on the achievement of performance goals shall be deemed to have been satisfied as to a pro rata number of shares based on the assumed achievement of all relevant performance goals and the length of time within the performance period which has elapsed prior to the Change in Control.

Under the 2013 Equity Incentive Plan "Change of Control" is generally defined as the occurrence of any of the following: (a) a transaction, as described above, unless securities possessing more than 50% of the total combined voting power of the resulting entity or ultimate parent entity are held by a person who held securities possessing more than 50% of the total combined voting power of the Company immediately prior to the transaction; (b) any person or group of persons, excluding the Company and certain other related entities, directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company, unless pursuant to a tender or exchange offer that the Company’s Board of Directors recommends stockholders accept; or (c) over a period of no more than 36 consecutive months there is a change in the composition of the Company’s Board such that a majority of the Board members ceases to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as board members during such period by at least a majority of the remaining board members who have been Board members continuously since the beginning of that period. The Board may, within 45 days after public disclosure of the event that would otherwise constitute a change of control pursuant to clause (b), determine that such event will not constitute a change of control. The 2013 Equity Incentive Plan provides that, unless provided otherwise in the specific award agreement, upon a change in control if a recipient’s employment is terminated without cause or the recipient resigns for good reason (both as defined in the Plan) within twelve months of the change of control, all unvested stock options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the termination of employment. If the stock options are not assumed, converted or replaced following a change of control, all unvested options shall immediately vest and remain outstanding and exercisable until the one year anniversary of the change of control. The treatment of any other award, other than stock options, upon a change of control shall be subject to the terms of award agreement.

Employment Arrangements

Mark Sarvary – On June 30, 2008 we entered into an employment agreement with Mr. Sarvary, providing for his employment as President and Chief Executive Officer of Tempur Sealy International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Sarvary’s agreement provided for an annual base salary of $750,000, subject to annual adjustment at the discretion of the Board of Directors or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Sarvary’s base salary if certain criteria are met; and options to purchase shares of our common stock. In addition, he received a hiring bonus of $200,000 to help defray certain expenses not covered by the relocation policy offered to senior management, of which 50% was payable upon the commencement of his employment and 50% was paid upon the first anniversary of his employment.

Lawrence J. Rogers – On July 1, 2013, we entered into an employment agreement with Mr. Rogers which was effective as of March 18, 2013 providing for his employment as President and Chief Executive Officer of Sealy. The agreement had an initial term of one year and a perpetual one-year renewal term. Either party had the right to elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Rogers’ agreement provided for an annual base salary of $760,000, subject to annual adjustment at the discretion of the Board or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Roger’s base salary if certain criteria are met; a cash retention bonus of $1.5 million which becomes payable if Mr. Rogers remains employed by Sealy through the conclusion of the twelve (12) month period commencing on the closing date of the Sealy Acquisition; an equity retention grant of RSUs having a grant date fair value of $1.5 million and vesting at the end of the twelve (12) month period describe above. In addition, the Company agreed to pay Mr. Rogers $150,000 upon termination of his employment due to termination of the employment agreement to help defray certain relocation expenses. As previously discussed, Mr. Rogers retired as an executive officer of the Company in April 2014.

Richard W. Anderson – On July 6, 2006, we entered into an executive employment agreement with Richard W. Anderson, effective July 18, 2006, providing for his employment as Executive Vice President, President North America or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $300,000, subject to annual adjustment by our Board, a variable performance bonus set to a target of Mr. Anderson’s base salary if certain criteria are met, a one-time hiring bonus and options to purchase shares of Tempur-Pedic International Inc. common stock.

W. Timothy Yaggi – On February 4, 2013, we entered into an employment agreement with Mr. Yaggi, providing for his employment as Chief Operating Officer of Tempur Sealy International. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may elect not to renew the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. Mr. Yaggi’s agreement provided for an annual base salary of $650,000, subject to annual adjustment at the discretion of the Board or Compensation Committee in accordance with the Company’s annual review policy; a variable performance bonus set to a target of Mr. Yaggi’s base salary if certain criteria are met, prorated to the date of hire for 2013; and the right to an equity award in 2013 valued at $1.5 million to be made based on the regular equity compensation schedule applicable to the Company’s executive officers. In addition, he received a hiring bonus of $100,000 payable ninety (90) days after the date of his employment.

Dale E. Williams – On March 5, 2008, we entered into an amended and restated employment agreement with Dale E. Williams, reflecting his promotion to Executive Vice President in 2007. The agreement provides for his employment as Executive Vice President, Chief Financial Officer and Secretary, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement has an initial term of one year and a perpetual one-year renewal term. Either party may terminate the agreement, upon written notice, 90 days prior to the expiration of the initial or renewal term. The agreement provided for an annual base salary of $225,000, subject to annual adjustment by our Board of Directors, a variable performance bonus set to a target of Mr. Williams’ base salary if certain criteria are met, and options to purchase shares of Tempur Sealy International common stock.

David Montgomery – On September 12, 2003, we entered into an executive employment agreement with David Montgomery, effective February 24, 2003, providing for his employment as Executive Vice President and President, Tempur Sealy International Limited, or such other executive position as may be assigned from time to time by our Chief Executive Officer. The agreement provides that employment shall continue unless and until terminated by either party. Mr. Montgomery may terminate employment with six months written notice. We may terminate employment with 12 months written notice. The agreement provided for an annual base salary of £192,500, subject to annual adjustment by our Board, and a variable performance bonus set to a target of Mr. Montgomery’s base salary if certain criteria are met.

Termination of Employment Arrangements and Change in Control Arrangements

Each of our NEOs is entitled to receive certain compensation and/or other benefits if their employment were terminated under various circumstances. Receipt of any severance and benefits is conditioned on the NEO signing a release and waiver of claims in a form satisfactory to Tempur Sealy International or Tempur Sealy International Limited, as applicable. No NEOs are entitled to gross-ups associated with taxes owed on Change in Control payments or taxes due to Section 280G of the Code. By the terms of their employment agreements our Executive Officers are prohibited from disclosing certain confidential information and trade secrets, soliciting any employee for one or, for Messrs. Sarvary and Yaggi, two years following termination of their employment and working with or for any competing companies during their employment and for one or, for Messrs. Sarvary and Yaggi, two years thereafter.

The table below sets forth the amounts payable to each NEO assuming the executive officer’s employment had terminated under various scenarios on December 31, 2014 (the last business day of fiscal 2014). Except as otherwise expressly indicated, the amounts set forth in the table below do not represent the actual sums an NEO would receive if his employment were terminated or there were a change of control of Tempur Sealy International. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that NEOs who were employed by the Company or any of its subsidiaries on December 31, 2014 would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the NEOs, the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2014. Payments that Tempur Sealy may make in the future upon an employee’s termination of employment or upon a change of control of Tempur Sealy International will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of our benefit plans and agreements as of December 31, 2014. The fair value of the equity awards reflects the intrinsic value of unvested stock options, RSUs and PRSU, whose vesting is accelerated due to the termination or change of control, assuming a closing price of our common stock on December 31, 2014 of $54.91.

		Termination By Company Without Cause	Employee Resignation For Good Reason	Termination By Company For Cause	Termination Due to Disability	Death	Change of Control	Change of Control and Termination
Name	Benefits and Payments	($) (1)	($) (1)	($)	($) (1)	($) (1)	($) (2)	($) (2)
Mark Sarvary	Cash Severance(3)	$3,000,000	$3,000,000	—	$1,000,000	$1,000,000	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(5)	—	—	—	—	4,679,453	—	4,679,453
	Health and Welfare Continuation(6)	31,979	31,979	—	—	—	—	—

W. Timothy Yaggi	Cash Severance(7)	1,876,000	1,876,000	—	536,000	536,000	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(8)	—	—	—	—	1,687,761	—	1,687,761
	Health and Welfare Continuation(6)	15,989	15,989	—	—	—	—	—

Dale E. Williams	Cash Severance(9)	$470,000	$470,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(10)	—	—	—	—	1,003,300	—	1,003,300
	Health and Welfare Continuation(6)	15,989	15,989	—	—	—	—	—

David Montgomery	Cash Severance(11)	$453,099	$453,099	—	—	—	—	—
	Annual Incentive Payment	—	—	—	(12)	(12)	—	—
	Acceleration of equity awards(13)	—	—	—	—	1,003,300	—	1,003,300
	Health and Welfare Continuation	—	—	—	—	—	—	—
	Pension Benefits(14)	51,042	51,042	—	—	—	—	—
	Car Allowance(15)	23,446	23,446	—	—	—	—	—

Richard Anderson	Cash Severance(9)	420,000	420,000	—	—	—	—	—
	Annual Incentive Payment(4)	—	—	—	—	—	—	—
	Acceleration of equity awards(16)	—	—	—	—	918,918	—	918,918
	Health and Welfare Continuation(6)	15,989	15,989	—	—	—	—	—

Lawrence J. Rogers(17)		—	—	—	—	—	—	—

(1)	Excludes amounts for both unpaid, earned salary and, if applicable for accrued, unused vacation, if applicable.

(2)
The NEOs' employment agreements do not provide for any payments solely due to a change in control of Tempur Sealy International, Sealy Corporation or Tempur Sealy International Limited, as applicable. To the extent equity award agreements trigger acceleration of vesting of awards, such accelerations are noted in the column and the specific details are described in separate footnotes. To the extent a termination of employment occurs in connection with a change in control, any severance or bonus payments would only be made to the extent the termination qualified as a termination by the Company without cause or as a resignation by the employee for good reason, and such payments are described in the appropriate column in the table.

(3)
For Mr. Sarvary, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary reduced by any salary continuation benefit paid for under any plan maintained by the Company and an additional lump sum amount equal to the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of termination. Upon Termination as a result of Death or Disability, Mr. Sarvary will receive a lump sum payment equal to the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of Death or Disability.

(4)
With respect to the currently employed NEOs, because the termination event is deemed to have occurred on December 31, 2014, any incentive compensation is payable as earned under the terms of the annual incentive program, so no additional amounts would be payable as a result of the deemed termination.  With respect to Mr. Rogers’ incentive compensation, he earned a prorated amount in accordance with the annual incentive program, and was not eligible to receive any additional amount. The incentive compensation earned for 2014 is discussed in the “Compensation Discussion and Analysis” and “Summary Compensation Table” elsewhere in this Proxy Statement.

(5)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Sarvary’s stock agreements dated February 22, 2013 and February 28, 2014, provide that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Sarvary is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Sarvary’s PRSU agreements dated February 28, 2014 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Sarvary is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(6)
Messrs. Sarvary and Yaggi would be eligible to continue to participate in welfare benefit plans offered by the Company for a period of two years, and Messrs. Anderson and Williams for one year, following termination without cause or resignation for good reason.

(7)
For Mr. Yaggi, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes two years of base salary and an additional lump sum amount equal to 80% of the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of termination. Upon Termination as a result of Death or Disability, Mr. Yaggi will receive a lump sum payment equal to 80% of the pro-rata portion of base salary based on the number of days of the calendar year prior to the effective date of Death or Disability.

(8)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Yaggi’s stock option agreements dated February 22, 2013 and February 28, 2014, provide that if he is terminated due to disability, death, or in the event of a change in control, if Mr. Yaggi is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Yaggi’s PRSU agreements dated February 28, 2014 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Yaggi is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(9)
For Messrs. Anderson and Williams, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason represents twelve months of base salary.

(10)
Mr. Williams’ stock option agreements dated February 9, 2012, February 22, 2013 and February 28, 2014, provide that if he is terminated due to death, or in the event of a change in control, if Mr. Williams is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Williams’ PRSU agreements dated February 28, 2014 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Williams is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(11)
For Mr. Montgomery, the amount presented under Cash Severance for Termination by Company without Cause and for Employee Resignation for Good Reason includes a lump sum payment equal to one year of base salary.  Mr. Montgomery’s cash severance amounts are denominated in British Pounds and have been converted to United States Dollars using the spot conversion rate as of December 31, 2014.

(12)
For death while in service to the Company, insurance coverage exists which will provide for four (4) times base salary paid in a lump sum, of which the payout as of December 31, 2014 would have been $1,812,396: this benefit is available to all other employees who work in the United Kingdom (UK) at three (3) times base salary. In addition, a widow’s benefit insurance contract exists that pays an amount of up to 25% of base salary until normal retirement age of 65; the payout for this component would have been $1,246,022 as of December 31, 2014. The widow’s benefit is only available to Mr. Montgomery. Mr. Montgomery also has Company-provided insurance coverage providing a lump sum of four times base salary at the time he experiences an illness or injury preventing him from future service. The payout as of December 31, 2014, would have been $1,812,396; this benefit is available to all other members of the management team in the UK at three (3) times base salary. In the case of long term disability, permanent health insurance coverage will be provided equal to 55% of salary until normal retirement age; the payout for this component is also covered by an insurance contract and would have been $2,741,249 as of December 31, 2014. The permanent health insurance coverage benefit is only available to Mr. Montgomery.  Each of these amounts is based on Mr. Montgomery’s base salary, which is denominated in British Pounds, and has been converted to United States Dollars using the spot conversion rate as of December 31, 2014.

(13)
The acceleration of equity awards represents the fair value of awards that would accelerate upon vesting as of the event date. Mr. Montgomery’s stock option agreements dated February 9, 2012, February 22, 2013 and February 28, 2014 provide that if he is terminated due to death, change in control, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Montgomery’s PRSU agreements dated February 28, 2014 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Montgomery is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(14)
For Mr. Montgomery, the amount presented under Pension benefits for Termination by Company without Cause and for Employee Resignation for Good Reason includes continuation of pension benefits for a period of twelve months.

(15)
For Mr. Montgomery, the amount presented under Car allowance benefits for Termination by Company without Cause and for Employee Termination for Good Reason includes continuation of car allowance benefits for a period of twelve months.

(16)
Mr. Anderson's stock option agreements dated February 9, 2012, February 22, 2013 and February 28, 2014, provide that if he is terminated due to death, or in the event of a change in control, if Mr. Anderson is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his remaining unvested options immediately vest. Mr. Anderson's PRSU agreements dated February 28, 2014 provide that if he is terminated due to death, or in the event of a change in control, if Mr. Anderson is terminated without cause or resigns for good reason (as defined in his employment agreement) within twelve months of the change in control, his target PRSU awards immediately vest.

(17)
Mr. Rogers retired in April 2014 and, thereafter, was no longer eligible to receive any amounts described above under "Employment Arrangements" and "Termination of Employment Arrangements and Change in Control Arrangements".

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company’s non-employee Directors will receive annual compensation for their service on the Board for the Board year commencing on the date of the 2015 Annual Meeting of Stockholders described below. This represents the same compensation package as in effect for the current Board year ending at the 2015 Annual Meeting of Stockholders, as the Board of Directors determined, as recommended by the Compensation Committee, that the compensation for the Company's non-employee Directors should not be increased for the 2015 Board year.

Annual Retainer:	$70,000 cash retainer, payable in equal quarterly installments.

Annual Equity Award Grant:	An annual equity award targeted at $100,000, divided between options and Deferred Stock Units (DSUs) in the proportion set by the Board.
Annual Non-executive Chairman of the Board Retainer:	$25,000 cash retainer and a supplemental equity award targeted at $60,000, divided between options and DSUs in the proportion set by the Board.

Annual Committee Chair Retainer:
•   Audit Committee Chair receives a cash retainer of $18,000.

•   Compensation Committee Chair receives a cash retainer of $10,000.

•   Nominating and Governance Committee Chair receives a cash retainer of $5,000.

Committee Member Retainers:
•   Each Audit Committee member receives a cash retainer of $18,000.

•   Each Compensation Committee member receives a cash retainer of $10,000.

•   Each Nominating and Governance Committee member receives a cash retainer of $5,000.

Expense Reimbursements:	Reimbursement of reasonable expenses incurred in attending meetings.

The following table sets forth the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s non-employee Directors during the year ended December 31, 2014. Mr. Sarvary does not receive any additional compensation for serving on the Board. Mr. Rogers did not receive any compensation for serving on the Board until after he retired as an executive in April 2014.

Name	Fees Earned Or Paid In Cash ($) (1)	Option Awards ($) (2)(4)	Stock Awards ($) (3)(4)	Total ($)
Evelyn S. Dilsaver	$85,500	$25,000	$75,000	$185,500
Frank Doyle	$113,500	$25,000	$75,000	$213,500
John A. Heil	$82,500	$25,000	$75,000	$182,500
Peter K. Hoffman	$105,500	$25,000	$75,000	$205,500
Sir Paul Judge	$95,500	$25,000	$75,000	$195,500
Nancy F. Koehn	$72,500	$25,000	$75,000	$172,500
Christopher A. Masto	$77,500	$25,000	$75,000	$177,500
P. Andrews McLane	$97,500	$40,000	$120,000	$257,500
Lawrence J. Rogers (5)	$35,000	$25,000	$75,000	$135,000
Robert B. Trussell, Jr.	$67,500	$25,000	$75,000	$167,500

(1)
Director compensation is based on the Board year, which is the period from one annual meeting to the next annual meeting. The amounts shown are pro-rated for calendar year 2014, and do not represent the full amounts each director will earn from the 2014 Annual Meeting until the 2015 Annual Meeting.

(2)
Stock option grants covering 1,326 shares of common stock were made to each non-employee Director on May 7, 2014 at an exercise price of $52.87, and options covering an additional 795 shares were granted to the Non-executive Chair of the Board. The option awards vest in four equal increments at the end of July 2014, October 2014, January 2015 and April 2015. Vesting of each option award is subject to the applicable grant recipient being a member of the Board or serving as Non-executive Chair of the Board, as of the applicable vesting date.

(3)
DSUs grants covering 1,419 shares of common stock were made to each non-employee Director on May 7, 2014 at a fair value of $52.87 and DSUs covering an additional 851 shares were granted to the Non-executive Chair of the Board. The DSUs vest in four equal increments at the end of July 2014, October 2014, January 2015 and April 2015. Vesting of each DSU is subject to the applicable grant recipient being a member of the Board or serving as Non-executive Chair of the Board as of the applicable vesting date. All DSUs which become vested shall be paid on the third anniversary date of the grant date applicable to each DSU.

(4)
For DSU awards and stock options granted, the value set forth is the grant date fair value, in accordance with FASB ASC 718. See the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for a complete description of the valuations. The following table sets forth the aggregate number of option awards and stock awards outstanding for each director as of December 31, 2014, other than for Mr. Sarvary whose outstanding equity awards are set forth in the "Outstanding Equity Awards at Fiscal Year-End" table elsewhere in this Proxy Statement:

Name	Aggregate Option Awards Outstanding As Of December 31, 2014	Aggregate DSU Awards Outstanding As of December 31, 2014
		Unvested	Vested(a)
Evelyn S. Dilsaver	17,016	709	2,720
Frank Doyle	52,325	709	2,720
John A. Heil	8,225	709	2,720
Peter K. Hoffman	85,875	709	2,720
Sir Paul Judge	12,625	709	2,720
Nancy F. Koehn	68,875	709	2,720
Christopher A. Masto	65,425	709	2,720
P. Andrews McLane	14,034	1,134	4,564
Lawrence J. Rogers	1,326	709	710
Robert B. Trussell, Jr.	21,825	709	2,720

(a)
Reflects DSUs granted to members of the Board that have vested, but are still subject to the applicable deferral period required in the award agreement. Shares released upon satisfaction of the applicable deferral period and still held by the director are reflected in the Beneficial Ownership Table elsewhere in this Proxy Statement.

(5)
Mr. Rogers joined the Company's Board effective March 27, 2014. All cash and equity compensation he earned as a member of the Board is reflected in this Director Compensation Table. All compensation he earned as an executive officer of the Company prior to his retirement is reported in the Summary Compensation Table and the supplemental tables under the heading "Compensation of Executive Officers" elsewhere in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Tempur Sealy International’s Executive Officers, Directors, and persons who own more than 5% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the copies of reports furnished to us, Tempur Sealy International believes that during the year ended December 31, 2014 four individuals failed to file on a timely basis a report required by Section 16(a) of the Exchange Act. Ms. Nancy Koehn, a member of the Board of Directors, reported on a Form 4 on March 7, 2014 that on February 28, 2014 she exercised and sold 25,000 stock options and the resulting 25,000 shares of the Company’s common stock were sold in open market transactions. Mr. Richard Anderson, an executive officer of the Company, reported on a Form 4 on May 19, 2014 that on May 14, 2014, he exercised 2,000 stock options and the resulting 2,000 shares of the Company’s common stock were sold in open market transactions. Mr. Bhaskar Rao, an executive officer of the Company, reported on a Form 4 on July 10, 2014 that on July 1, 2014, he exercised 9,677 stock options and the resulting 9,677 shares of the Company’s common stock were sold in open market transactions. Mr. Rao's late report was due to technical difficulties with his SEC reporting codes which required applying for updated codes, which could not be obtained in time to meet the filing deadline. Sir Paul Judge, a member of the Board of Directors, reported on a Form 4 on September 12, 2014 showing that on May 6, 2013 and April 28, 2014, 360 and 292 shares of common stock were withheld for tax purposes, respectively, when deferral periods relating to DSUs granted in 2010 and 2011 ended and the underlying shares became issuable to him.

Certain Relationships and Related Transactions

As described above under "Board of Directors’ Meetings, Committees of the Board and Related Matters – Corporate Governance – Policy Governing Related Party Transactions," the Board has adopted a written Related Party Transactions Policy requiring review and approval or ratification of any transaction qualifying as a related party transaction. No transactions requiring consideration under the Policy were identified for the year ended December 31, 2014.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

We are asking stockholders to ratify the appointment of Ernst & Young LLP as Tempur Sealy International’s independent auditors for the year ending December 31, 2015. Ernst & Young became the independent auditors for Tempur Sealy International after Tempur Sealy International’s predecessor Tempur-Pedic International, Inc. acquired Tempur World, Inc. in 2002.

The Audit Committee annually considers the independence, qualifications and performance of Ernst & Young LLP. Such consideration includes reviewing the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussing with Ernst & Young LLP their independence. The Audit Committee periodically reviews and evaluates the performance of Ernst & Young LLP’s lead audit partner, oversees the required rotation of Ernst & Young LLP’s lead audit partner responsible for the Company’s audit and reviews and considers the selection of the lead audit partner. In addition, in order to help ensure auditor independence, the Audit Committee periodically considers whether there should be a rotation of the Company’s independent registered public accounting firm.

In 2014, the Audit Committee also considered several factors in deciding whether to re-engage its independent registered public accounting firm including the length of time Ernst & Young LLP has served as the Company’s independent auditors, Ernst & Young LLP’s general reputation for adherence to professional auditing standards, the breadth and complexity of the Company’s business, and its global scope and the resulting demands placed on the Company’s auditing firm in terms of expertise in the Company’s business, the quantity and quality of Ernst & Young LLP’s staff and the Company’s global reach.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Although stockholder ratification of Ernst & Young LLP is not required by law, the Board believes it is advisable to provide stockholders an opportunity to ratify this selection. In the event that stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee may reconsider the appointment, but is not required to do so. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year should it determine that such change is in the best interests of the Company and its stockholders.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify such appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS TEMPUR SEALY INTERNATIONAL’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2015.

Fees for Independent Auditors During the Years Ended December 31, 2014 and 2013

The aggregate fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2014 and 2013 were approximately as follows (amounts in thousands):

		2014	2013
Audit fees	(1)	$3,747	$3,993
Audit-related fees	(2)	170	82
Tax fees	(3)	1,575	3,202
All other fees		—	—
Total		$5,492	$7,277

(1)
Audit fees for 2014 and 2013 relate to professional services provided in connection with the audit of our consolidated financial statements and internal control over financial reporting, the reviews of our quarterly financial statements and audit services provided in connection with other regulatory filings and the statutory audits of certain subsidiaries.  The decrease in audit fees in 2014 principally relates to one-time audit fees in 2013 related to the Sealy Acquisition.

(2)
Audit-related fees for 2014 and 2013 comprise fees for professional services related to due diligence services for potential acquisitions.  The increase in audit-related fees in 2014 principally relates to due diligence work for the disposition of the U.S. innerspring component production facilities and related equipment which was incurred in 2014.

(3)
Tax fees in 2014 and 2013 principally relate to professional services rendered in connection with domestic and international tax compliance, tax audits, and other international tax consulting and planning services.  The decrease in tax fees in 2014 relates to one-time tax advisory services provided in 2013 in connection with the Sealy Acquisition.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and scope of services and through discussions with the independent auditors and management, advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The services performed by the independent auditors may include audit services, audit-related services, tax services, and, in limited circumstances, other services.

During each of the years ended December 31, 2014 and 2013, the Audit Committee approved 100% of the audit related services and 100% of the tax services.

Audit Committee Report

The information contained in this report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the Securities and Exchange Commission (SEC), or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Tempur Sealy International specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight with respect to the Company’s accounting and financial reporting functions, internal and external audit functions, and system of internal controls regarding financial matters and legal, ethical and regulatory compliance. During 2014, the Audit Committee was composed of four Directors, Frank Doyle, Evelyn S. Dilsaver, Peter K. Hoffman, and Sir Paul Judge, each of whom the Board of Directors has determined is "independent" as defined in the applicable rules of the New York Stock Exchange and the SEC. The Board of Directors has also determined that all Audit Committee members are "audit committee financial experts" as defined under the applicable rules of the SEC. The charter of the Audit Committee is available on Tempur Sealy International’s website at http://investor.tempursealy.com/overview.cfm under the caption "Corporate Governance."

Management is responsible for the Company’s internal controls and financial reporting processes. Ernst & Young LLP, the Company’s independent auditors, is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with its responsibilities, the Audit Committee met on thirteen occasions during 2014, either in person or via teleconference. These meetings involved representatives of management, internal auditors and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles, and the Audit Committee has reviewed and discussed with management, internal auditors and the independent auditors the audited consolidated financial statements. The Audit Committee has also discussed with internal auditors and the independent auditors, with and without management present, the evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the PCAOB. The Audit Committee received written disclosures and the letter from the Company's independent auditors required by the applicable requirements of the PCAOB regarding the Company's independent auditor's communications with the Audit Committee concerning independence and the Audit Committee has discussed with the independent auditors that firm’s independence.

Based on the review and discussions with management, internal auditors and the independent auditors referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Submitted by,

AUDIT COMMITTEE:
Frank Doyle (Chair)
Evelyn S. Dilsaver
Peter K. Hoffman
Sir Paul Judge

PROPOSAL THREE

APPROVAL OF SECOND AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN FOR SENIOR EXECUTIVES

At the Company’s 2010 annual meeting of stockholders, the stockholders approved the Amended and Restated Annual Incentive Bonus Plan for Senior Executives. Any incentive plan intended to qualify under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) must be approved by stockholders every five years. Accordingly, on February 26, 2015 the Compensation Committee reviewed and recommended to the Board that it approve the Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives (Annual Incentive Plan). On February 27, 2015, the Board reviewed and approved, subject to stockholder approval, the Annual Incentive Plan and approved that the Company submit the Annual Incentive Plan to the Company’s stockholders for approval. By voting in favor of this proposal, you will be voting to approve the material terms of the Annual Incentive Plan for purposes of qualifying awards thereunder as performance-based compensation under Section 162(m) of the Code.

The Compensation Committee believes that an annual incentive program is a key element in the Company’s overall executive compensation program. The Annual Incentive Plan is designed to assist the Company in creating long-term value for stockholders by attracting, motivating and retaining our management talent and enhancing Company financial performance by linking annual incentive bonus award opportunities to specific financial and operating targets and strategic initiatives. Stockholder approval of the Annual Incentive Plan will further ensure that the Company may, if it chooses to do so, create bonus opportunities that are fully deductible under the Annual Incentive Plan in accordance with Section 162(m) of the Code. The Annual Incentive Plan will permit the Company to:

•
Provide its executive officers and members of senior management with an objective, annual variable compensation opportunity, which is paid only if performance meets or exceeds measurable financial and operational goals set in advance by the Compensation Committee or the Board;

•	Reward achievement of annual performance goals that directly support the success of the Company and the creation of long-term stockholder value;

•	Provide a competitive annual cash incentive compensation program that allows the Company to recruit and retain talented executive officers and senior managers, and

•	If it chooses to do so, create bonuses that would qualify as "qualified performance-based compensation" pursuant to Section 162(m) of the Code.

Description of the Annual Incentive Plan

The following summary description of the Annual Incentive Plan is qualified in its entirety by reference to the full text of the Annual Incentive Plan, which is attached to this Proxy Statement as Appendix B.

Compensation Philosophy

The intent of the Annual Incentive Plan is to provide highly competitive total cash compensation through an annual variable pay program that reflects the Company’s performance and the participant’s performance against goals and objectives. The Company’s compensation philosophy is to attract, motivate, retain and reward its management talent with base salary, annual incentive bonuses and equity compensation that competitively targets its market, and its compensation programs are designed to reward its management for strong company performance and successful execution of key business plans and strategies based on achievement of pre-established performance targets. The Company believes this philosophy aligns management incentives with the long-term interests of its stockholders.

Eligible Participants in the Annual Incentive Plan

Eligible participants under the Annual Incentive Plan include the Chief Executive Officer, Chief Operating Officer, Executive Vice Presidents, and other senior managers who may be designated to participate from time to time by the Compensation Committee. The Company believes that executive officers and senior managers who hold positions affording them the authority to make critical decisions affecting the Company’s overall performance should have a material percentage of their annual compensation contingent on the Company’s performance. Approximately 145 employees hold positions which make them eligible to receive awards under the Annual Incentive Plan.

Administration of the Annual Incentive Plan

The Annual Incentive Plan is administered by the Compensation Committee of Tempur Sealy International’s Board, referred to as the Administrator. However, the Board itself may exercise any of the powers and responsibilities assigned to the Committee under the Annual Incentive Plan and when so acting shall have the benefit of the provisions of the Annual Incentive Plan pertaining to the Committee’s exercise of its authority, except as provided in the second paragraph under "Relevant Features of Target Bonuses" below.

Relevant Features of Target Bonuses

A target bonus is an amount expressed as a percentage of a participant’s base salary. Within 90 days of the commencement of the Performance Period, but in any event prior to the expiration of 25% of the applicable Performance Period (or within any longer or shorter period permitted under the regulations promulgated under Section 162(m) of the Code), the Administrator shall set the targeted annual bonus for each participant. Unless otherwise determined by the Administrator, each participant’s target bonus shall be comprised of two or more components: one or more components based on the achievement of Company-wide goals (the Company Goals) and one or more components based on the achievement of individual goals created for a particular participant (the Individual Goals).

If any of the Company Goals components of a target bonus or any of the Individual Goals components of a target bonus for any participant for any Performance Period is intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Code then (i) such component of the Company Goals or Individual Goals shall be limited to the specific otherwise illustrative goals identified below, (ii) after the end of the Performance Period, each component of the bonus must be assessed separately to determine whether the participant achieved the Company Goals or Individual Goals applicable to that component, (iii) the Company Goals and Individual Goals shall be selected and evaluated in such a manner that in no event shall the achievement or failure to achieve any level of any of the selected Company Goals or Individual Goals in any component shall have any bearing or effect on whether the Company Goals or Individual Goals in any other component have been achieved, and (iv) the Administrator with respect to such target bonus means the Compensation Committee or such other committee as appointed or designated by the Board, in each case, which shall be comprised solely of two or more "outside directors" (as defined in Section 162(m) of the Code and the regulations promulgated thereunder) to the extent required by Section 162(m) of the Code.

If the Company Goals and/or Individual Goals component of a target bonus for any eligible participant for any Performance Period is intended to constitute "qualified performance-based compensation," then the Company Goals and/or Individual Goals component metrics that are intended to satisfy the qualified performance-based compensation exception under Section 162(m) of the Code shall be based on one or more objectively determinable measures of performance, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the bonus to be paid.

In addition to establishing minimum Company Goals and Individual Goals below which no compensation shall be payable pursuant to an award, the Administrator, in its discretion, may (i) create a performance schedule under which an amount less than or more than the target bonus may be paid so long as the applicable Goals have been achieved, (ii) establish additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Bonus, or (iii) reduce the amount of any award to a participant if it concludes that such reduction is necessary or appropriate based upon such factors or conditions that the Committee deems appropriate. However, the Administrator may not use its discretionary authority to increase any award that is intended to be qualified performance-based compensation above the amount determined under the Company Goals and/or Individual Goals component metrics that are intended to satisfy the qualified performance-based compensation exception under the applicable qualified performance-based compensation exception under Section 162(m) of the Code.

The Administrator has the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring items in its determination of whether a Company Goal or Individual Goal has been satisfied; provided, that in the case of any qualified performance-based compensation, the extent, if any, to which any such adjustments shall be made shall be determined by the Administrator at the time of establishing the relevant Company Goal or Individual Goal. At the time any Company Goals or Individual Goals are established, the outcome as to whether the applicable measures of performance will be met must be substantially uncertain with respect to any component of a bonus intended to qualify as qualified performance-based compensation.

The purpose of any Company Goals component, represented by financial targets and other Company-wide performance metrics, and the purpose of the Individual Goals component, represented by the achievement of targets based on a specific segment, division or business unit or individual targets, are designed to focus the participants on behaviors that support the overall performance and success of the Company.

Company Goals. The Company Goals component will be tied to the Company’s achievement of specific financial targets and other Company-wide performance metrics. The Company Goals component metrics may include, but are not limited to, one or more of the following, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group:

•	Debt reduction or cost reduction	•	Pre- or after-tax net earnings or earnings growth
•	Earnings before interest and taxes (EBIT) or EBIT margin	•	Earnings before interest and taxes, depreciation and amortization (EBITDA) or EBITDA margin
•	Price per share of stock	•	Return on capital
•	Earnings per share	•	Gross or net profit margin
•	Free cash flow	•	Market share
•	Return on net assets	•	Operating cash flow
•	Return on stockholders' equity	•	Operating earnings
•	Net sales or net sales growth	•	Stockholder returns
•	Stock price growth

These metrics are referred to as the Specific Company Metrics.

Any Company Goals component of the bonus and any Individual Goals component of the bonus may be established using a matrix to allow for maximum and minimum payments of the target bonus, depending on the level of specified factors for the applicable Performance Period, and may be established to be evaluated on a "constant currency" basis.

Individuals Goals. Each year, individual incentive performance metrics and targets may be established as Individual Goals for one or more of the participants. Any individual Goals component of a target bonus for a participant may be based on the performance of a segment, division or business unit or goals unique to the particular participant. The Individual Goals are expected to have a significant component based on the successful completion of individual objectives.

An Individual Goals component will target 100% payout of the applicable portion of the Target Bonus for the achievement of a participant’s Individual Goal or Goals. Payments can range from no bonus payment to more than 100% of the targeted Individual Goals component, based on individual performance. Except as required in the case of qualified performance-based compensation, the determination of whether an Individual Goals component of the Bonus has been met and to what degree will be based on the subjective determination of the Administrator, and in exercising this discretion the Administrator will review each participant’s performance against individual objectives and the overall performance of the applicable participant within his or her specific area of responsibility.

Individual Goals may be based on any of the Specific Company Metrics, as applied to any specific segment, division or business unit, and may also include any one or more of following, as applicable to a specific segment, division or business unit or an individual:

•	Cost reduction initiatives	•	HR management metrics
•	Enhance financial planning process	•	Improve customer service metrics
•	Execution of Investor Relations plan	•	New product launches
•	Enhance new product pipeline	•	Expand slots per stores
•	Sales targets	•	Expand brand awareness
•	Improve brand equity	•	Strategic planning and growth initiatives
•	Gross and operating margin initiatives

Termination, Suspension or Modification and Interpretation of the Annual Incentive Plan

The Company may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of the Annual Incentive Plan at any time, with or without notice to the participant.

To the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any SEC rule or any applicable securities exchange listing standard and/or (ii) any policy that has been adopted or may be adopted by the Company, the Board or the Administrator, any awards granted under the Annual Incentive Plan and amounts paid or payable pursuant to or with respect to such awards shall be subject to clawback to the extent necessary to comply with such laws and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of awards and amounts paid or payable pursuant to or with respect to such awards.

VOTE REQUIRED

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal Three.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF SECOND AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN FOR SENIOR EXECUTIVES

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with the SEC’s rules. In 2011, in accordance with the Board’s recommendation, the Company’s stockholders voted for the option to hold such vote annually.

As described in detail under the heading "Executive Compensation and Related Information – Compensation Discussion and Analysis," above, our executive compensation programs are designed to attract, motivate, and retain our management talent, including our NEOs, and to reward them for strong Company performance and successful execution of our key business plans and strategies. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic goals and the realization of increased stockholder value. The Compensation Committee of the Board regularly reviews the Company’s compensation programs to confirm that they are achieving these goals. Please read the "Compensation Discussion and Analysis," included elsewhere in this Proxy Statement, for additional details about our executive compensation programs, including information about the compensation of our NEOs in 2014.

As discussed more fully above, in the "Compensation Discussion and Analysis" section included elsewhere in this Proxy Statement:

•
The vast majority of our executives’ total compensation opportunity is in the form of incentive-based compensation, the majority of which is equity-based, tied to long-term performance objectives, and aligned with stockholder interests.

•	We require our executives to meet meaningful stock ownership and retention requirements.

•
We recently adopted a Clawback Policy providing that certain performance-based compensation is recoverable from specified officers, including the NEOs, if that officer has engaged in fraud, willful misconduct or gross negligence that directly caused or otherwise directly contributed to the need for a material restatement of the Company’s financial results.

•	We prohibit the hedging or pledging of Company securities by employees, executive officers and members of the Board.

•	We prohibit the re-pricing or exchange of stock options or stock appreciation rights without stockholder approval.

•
We provide minimal executive perquisites as described elsewhere in this Proxy Statement. Other than those benefits described, we do not provide additional perquisites or benefits to our NEOs that differ from those provided to other employees.

•
We do not provide tax "gross-ups" for any element of executive compensation, with the exception of the reimbursement of $373 of FICA taxes with respect to financial planning expenses incurred in 2013 by former executive officer Mr. Rogers under a legacy Sealy program which was eliminated for 2014. For additional information, see the "Summary Compensation Table" in this Proxy Statement.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices as described in this Proxy Statement. Accordingly, we will ask our stockholders to vote "FOR" the following resolution at the Annual Meeting:

"RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, compensation tables and narrative discussion, is hereby APPROVED on an advisory basis."

VOTE REQUIRED

The affirmative vote of the majority of shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting on the proposal is required to approve Proposal Four. The say-on-pay vote is advisory, and therefore not binding on Tempur Sealy International, its Compensation Committee or Board. The Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

OTHER INFORMATION

Stockholder Proposals For 2016 Proxy Statement

Under Rule 14a-8 of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2016 annual meeting, stockholder proposals must be submitted in writing and received by us no later than 11:59 p.m., local time, on November 17, 2015, at the following address:

Corporate Secretary Tempur Sealy International, Inc. 1000 Tempur Way Lexington, Kentucky 40511

In addition, a stockholder may bring business before the 2016 annual meeting, other than a proposal included in the Proxy Statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Article II, Section 2.12 of Tempur Sealy International’s By-Laws. The requirements include:

•
providing written notice that is received by Tempur Sealy International’s Corporate Secretary between December 10, 2015 and January 9, 2016 (subject to adjustment if the date of the 2016 annual meeting is moved by more than 30 days, or delayed by more than 60 days, from the first anniversary date of the 2015 annual meeting, as provided in Article II, Section 2.12 of the By-Laws); and

•	supplying the additional information listed in Article II, Section 2.12 of the By-Laws.

Annual Report on Form 10-K

Our Annual Report on Form 10-K for the year ended December 31, 2014 is available without charge to each stockholder, upon written request to the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 and is also available at on our website at http://investor.tempursealy.com/overview.cfm under the caption "SEC Filings."

Stockholders Sharing an Address

Only one copy of our Annual Report on Form 10-K and Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received instructions to the contrary from one or more of the stockholders.

We will deliver promptly upon written or oral request a separate copy our Annual Report on Form 10-K or the Proxy Statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of our Annual Report on Form 10-K or Proxy Statement, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may write the Corporate Secretary of Tempur Sealy International at our principal executive offices at 1000 Tempur Way, Lexington, Kentucky 40511 or call or call the Corporate Secretary of Tempur Sealy International at (800) 878-8889.

Cost of Solicitation

Tempur Sealy International will pay the costs of soliciting proxies from stockholders. Tempur Sealy International has retained D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee not expected to exceed $250,000, plus certain related expenses. Certain of our directors, executive officers, and regular employees may solicit proxies, either personally or by telephone, mail, e-mail via the Internet or facsimile, on behalf of Tempur Sealy International, without additional compensation, other than the time expended and charges in making such solicitations. We will also reimburse banks, brokers and other nominees for their costs in forwarding proxy materials to beneficial owners of Tempur Sealy International stock. We may incur additional costs to the extent we determine that it is necessary to distribute additional solicitation materials to stockholders. Other proxy solicitation expenses that Tempur Sealy International will pay include those for preparing, mailing, returning and tabulating the proxies.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., by any of the methods listed below:

D.F. King & Co., Inc.
Mail: 48 Wall Street, 22nd Floor, New York, NY 10005
Stockholders Call Toll Free: (877) 283-0319
Banks and Brokers Call Collect: (212) 269-5550
Email: tpx@dfking.com

Other Matters

The Board of Directors knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors,

LOU H. JONES
Executive Vice President, General Counsel
and Secretary

Lexington, Kentucky
March 16, 2015

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

We provide information regarding earnings before interest and taxes (EBIT), Adjusted EBIT, earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, Consolidated Funded Debt, Consolidated Funded Debt less Qualified Cash, Adjusted Net Income, Adjusted EPS and Free Cash Flow, which are not recognized terms under U.S. GAAP and do not purport to be alternatives to net income, GAAP EPS, or net cash provided by operating activities as a measure of operating performance or total debt. Reconciliation of our stated non-GAAP measures are provided below. We believe that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various costs associated with the Sealy Acquisition and our operating performance. In addition, we believe the use of EBITDA, Adjusted EBITDA, Consolidated Funded Debt and Consolidated Funded Debt less Qualified Cash also provides investors with useful information with respect to the terms of our 2012 Credit Facility and our compliance with key financial covenants. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net income to EBIT and Adjusted EBIT

The following table sets forth the reconciliation of our reported GAAP net income to the calculation of EBIT and Adjusted EBIT for the year ended December 31, 2014:

Twelve months ended December 31, 2014 (in millions)
Net income	$108.9
Plus:
Interest expense	91.9
Income taxes	64.9
EBIT	$265.7

Loss on disposal of business(1)	$23.2
Integration costs(2)	42.5
Financing costs(3)	1.3
Other income(4)	(15.6)
Adjusted EBIT	$317.1

(1)	Loss on disposal of business represents costs associated with the disposition of the three U.S. innerspring component production facilities and related equipment.

(2)	Integration costs represent costs, including legal fees, professional fees and other charges to align the business related to the Sealy Acquisition.

(3)	Financing costs represent costs incurred in connection with the amendment of our 2012 Credit Agreement.

(4)	Other income includes certain other non-recurring items, including partial settlement of a legal dispute.

The following table sets forth the reconciliation of our combined proforma net income to the calculation of EBIT and Adjusted EBIT for the trailing twelve month period ended December 31, 2013:

Twelve months ended December 31, 2013 (in millions)(1)
Net income	$75.6
Plus:
Interest expense	133.2
Income taxes	39.0
EBIT	$247.8

Transaction costs (2)	$25.2
Integration costs (2)	15.3
Refinancing charges (3)	2.4
Non-cash compensation (4)	7.2
Restructuring and impairment related charges (5)	7.8
Discontinued operations (6)	0.6
Other (7)	7.6
Adjusted EBIT	$313.9

(1)
Includes the mathematical combination of the Company's historical financial results for the twelve months ended December 31, 2013 and Sealy's historical financial results for the pre-acquisition period from December 3, 2012 through March 3, 2013 (Sealy's last fiscal quarter prior to completion of the Sealy Acquisition). Results for Sealy for periods prior to the Sealy Acquisition do not give effect to any purchase accounting considerations. This methodology does not include all the pro forma adjustments that would be required under Regulation S-X, but is consistent with the requirements for calculating Adjusted EBITDA for covenant compliance purposes under the 2012 Credit Agreement.

(2)	Transaction and integration represent costs related to the Sealy Acquisition, including legal fees, professional fees and costs to align the businesses.

(3)	Refinancing charges represent costs associated with debt refinanced by Sealy prior to the Sealy Acquisition.

(4)	Non-cash compensation represents costs associated with various share-based awards by Sealy prior to the Sealy Acquisition and share based retention awards following the Sealy Acquisition.

(5)	Restructuring and impairment represent costs related to restructuring the Tempur Sealy business and asset impairment costs recognized by Sealy prior to the Sealy Acquisition.

(6)	Discontinued operations represent losses from Sealy's divested operations prior to the Sealy Acquisition.

(7)	Other represents the impact of an inventory step-up in connection with the Sealy Acquisition.

Reconciliation of GAAP net income to EBITDA and Adjusted EBITDA

The following table sets forth the reconciliation of our reported net income to the calculation of EBITDA and Adjusted EBITDA for the year ended December 31, 2014:

Twelve months ended December 31, 2014 (in millions)
Net income	$108.9
Plus:
Interest expense	91.9
Income taxes	64.9
Depreciation & amortization	89.7
EBITDA	$355.4

Loss on disposal of business(1)	$23.2
Integration costs(2)	40.3
Financing costs(3)	1.3
Other income(4)	(15.6)
Adjusted EBITDA	$404.6

(1)	Loss on disposal of business represents costs associated with the disposition of the three U.S. innerspring component production facilities and related equipment.

(2)	Integration costs represent costs, including legal fees, professional fees and other charges to align the business related to the Sealy Acquisition.

(3)	Financing costs represent costs incurred in connection with the amendment of our 2012 Credit Agreement.

(4)	Other income includes certain other non-recurring items, including partial settlement of a legal dispute.

The following table sets forth the reconciliation of our combined proforma net income to the calculation of EBITDA and Adjusted EBITDA for the trailing twelve month period ended December 31, 2013:

Combined (1) Twelve months ended December 31, 2013 (in millions)
Net income	$75.6
Plus:
Interest expense	133.2
Income taxes	39.0
Depreciation & amortization	98.6
EBITDA	$346.4

Transaction costs (2)	$25.2
Integration costs (2)	15.3
Refinancing charges (3)	2.4
Non-cash compensation (4)	5.8
Restructuring and impairment related charges (5)	7.8
Discontinued operations (6)	0.6
Other (7)	7.6
Adjusted EBITDA	$411.1

(1)
Includes the mathematical combination of the Company's historical financial results for the twelve months ended December 31, 2013 and Sealy's historical financial results for the pre-acquisition period from December 3, 2012 through March 3, 2013 (Sealy's last fiscal quarter prior to completion of the Sealy Acquisition). Results for Sealy for periods prior to the Sealy Acquisition do not give effect to any purchase accounting considerations. This methodology does not include all the pro forma adjustments that would be required under Regulation S-X, but is consistent with the requirements for calculating Adjusted EBITDA for covenant compliance purposes under the 2012 Credit Agreement.

(2)	Transaction and integration represent costs related to the Sealy Acquisition, including legal fees, professional fees and costs to align the businesses.

(3)	Refinancing charges represent costs associated with debt refinanced by Sealy prior to the Sealy Acquisition.

(4)	Non-cash compensation represents costs associated with various share-based awards by Sealy prior to the Sealy Acquisition.

(5)	Restructuring and impairment represent costs related to restructuring the Tempur Sealy business and asset impairment costs recognized by Sealy prior to the Sealy Acquisition.

(6)	Discontinued operations represent losses from Sealy's divested operations prior to the Sealy Acquisition.

(7)	Other represents the impact of an inventory step-up in connection with the Sealy Acquisition.

Reconciliation of long-term debt to consolidated funded debt less qualified cash

The following table sets forth the reconciliation of our reported debt to the calculation of consolidated funded debt less qualified cash as of December 31, 2014. "Consolidated funded debt" and "qualified cash" are terms used in our 2012 Credit Agreement for purposes of certain financial covenants.

(in millions)	As of December 31, 2014
Total debt	$1,602.3
Plus:
Letters of credit outstanding	18.2
Consolidated funded debt	1,620.5
Less:
Domestic qualified cash(1)	25.9
Foreign qualified cash(1)	21.9
Consolidated funded debt less qualified cash	$1,572.7

(1)
Qualified cash as defined in our 2012 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.

Calculation of consolidated funded debt less qualified cash to Adjusted EBITDA

The following table calculates our ratio of consolidated funded debt less qualified cash to Adjusted EBITDA as of December 31, 2014:

(in millions, except ratio)	As of December 31, 2014
Consolidated funded debt less qualified cash	$1,572.7
Adjusted EBITDA	404.6
	3.89	times	(1)

(1)
The ratio of consolidated debt less qualified cash to Adjusted EBITDA was 3.89 times, within the covenant in our 2012 Credit Agreement, which requires this ratio be less than 4.75 times at December 31, 2014.

Reconciliation of GAAP net income and EPS to Adjusted net income and Adjusted EPS

The following table sets forth the reconciliation of our reported GAAP net income to the calculation of Adjusted net income and Adjusted EPS for the years ended December 31, 2014 and 2013:

(in millions, except per share amounts)	Year Ended December 31, 2014(6)	Year Ended December 31, 2013(6)
Net income	$108.9	$78.6
Plus:
Loss on disposal of business, net of tax(1)	16.7	—
Transaction costs, net of tax(2)	—	13.2
Integration costs, net of tax(2)	30.6	37.2
Financing costs, net of tax(3)	3.4	6.5
Other income, net of tax(4)	(11.3)	—
Adjustment of taxes to normalized rate(5)	16.3	10.9
Adjusted net income	$164.6	$146.4

Earnings per share, diluted	$1.75	$1.28
Loss on disposal of business, net of tax(1)	0.27	—
Transaction costs, net of tax(2)	—	0.21
Integration costs, net of tax(2)	0.49	0.60
Financing costs, net of tax(3)	0.05	0.11
Other income, net of tax(4)	(0.18)	—
Adjustment of taxes to normalized rate(5)	0.27	0.18
Adjusted earnings per share, diluted	$2.65	$2.38

Diluted shares outstanding	62.1	61.6

(1)	Loss on disposal of business represents costs associated with the disposition of the three U.S. innerspring component facilities and related equipment.

(2)	Transaction and integration represents costs, including legal fees, professional fees and other charges to align the businesses related to the Sealy Acquisition.

(3)	Financing costs represent costs incurred in connection with the amendment and refinancing of our 2012 Credit Agreement in 2014 and 2013, respectively.

(4)	Other income includes certain other non-recurring items, including a partial settlement of a legal dispute.

(5)	Adjustment of taxes to normalized rate represents adjustments associated with the aforementioned items and other discrete income tax events.

(6)
Results for 2013 includes Sealy operations from March 18, 2013 through December 31, 2013. Results for 2014 include Sealy operations for the full year, and as a result information may not be comparable.

Reconciliation of GAAP net cash provided by operating activities and capital expenditures to Free Cash Flow

The following table sets forth the reconciliation of our reported GAAP net cash provided by operating activities and purchases of property, plant and equipment to Free Cash Flow for the years ended December 31, 2014 and 2013:

(in millions)	Year Ended December 31, 2014(1)	Year Ended December 31, 2013(1)
Net cash provided by operating activities	$225.2	$98.5
Purchases of property, plant and equipment	(47.5)	(40.0)
Free Cash Flow	$177.7	$58.5

(1)
Results for 2013 includes Sealy results of operations from March 18, 2013 through December 31, 2013. Results for 2014 include Sealy operations for the full year, and as a result information may not be comparable.

APPENDIX B

TEMPUR SEALY INTERNATIONAL, INC.
Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives
Terms and Conditions

Adopted: ___________, 2015
I.    Compensation Philosophy
The intent of this Second Amended and Restated Annual Incentive Bonus Plan for Senior Executives (the "Incentive Plan") of Tempur Sealy International, Inc. ("Tempur Sealy" or the "Company") is to provide highly competitive total cash compensation through an annual variable pay program that reflects the Company’s performance and the participant’s performance against goals and objectives.
Tempur Sealy’s compensation philosophy is to attract, motivate, retain and reward its management talent with base salary, annual incentive bonuses and equity compensation that competitively targets its market. Tempur Sealy’s compensation programs are designed to reward its management for strong company performance and successful execution of key business plans and strategies, based on Tempur Sealy’s and the senior manager’s achievement of pre-established performance targets. Tempur Sealy believes that its compensation philosophy aligns management incentives with the long-term interests of Tempur Sealy’s stockholders.
This Incentive Plan is an important variable component of the total compensation package for the Chief Executive Officer ("CEO"), Chief Operating Officer ("COO"), Executive Vice Presidents ("EVPs") and other senior managers who may be designated from time to time for participation in this Incentive Plan (collectively, the "Senior Executives"). Tempur Sealy believes that senior management who hold positions affording them the authority to make critical decisions affecting Tempur Sealy’s overall performance should have a material percentage of their annual compensation contingent upon Tempur Sealy’s performance.
II.     Plan Overview
This Incentive Plan is a cash bonus plan for Senior Executives, designed to reward them for their roles in the achievement of Tempur Sealy’s annual goals, as established by the Board of Directors or Compensation Committee. Incentive Plan awards are determined on an annual basis, based on whether and to what extent Tempur Sealy achieves any applicable Company Goals (as defined below) and each participant achieves any applicable Individual Goals (as defined below) for the relevant Performance Period. The annual incentive bonus is a lump-sum cash payment for each Senior Executive (the "Bonus").
Administration. This Incentive Plan shall be administered by the Compensation Committee ("Compensation Committee") of the Board of Directors of the Company; provided, however, that except as specifically provided in the second paragraph under "Components of Bonus" below, at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Compensation Committee under this Incentive Plan and when so acting shall have the benefit of all of the provisions of this Incentive Plan pertaining to the Compensation Committee’s exercise of its authorities hereunder. The Compensation Committee shall have the full power and authority to administer and interpret this Incentive Plan. All determinations by the Compensation Committee in administering and interpreting the provisions of this Incentive Plan shall be final, conclusive and binding on the Company, the Participants and all interested parties.
As used in this Incentive Plan, the term "Administrator" refers to either the Board or the Compensation Committee exercising its authority under this Incentive Plan as described above.
Performance Period. Unless otherwise determined by the Administrator with respect to any Target Bonus, the Incentive Plan year runs from January 1 - December 31 (the "Performance Period").
Participants. The CEO, the EVPs and other Senior Executives designated from time to time by the Administrator may be eligible to participate in this Incentive Plan.
Target Bonus. With respect to any Performance Period and any Senior Executive, the Administrator shall create a target Bonus for such Senior Executive, expressed as a percentage of such Senior Executive’s base salary (the "Target Bonus").

Within ninety (90) days of the commencement of each Performance Period, but in any event prior to the expiration of twenty-five percent (25%) of the applicable Performance Period (or within any longer or shorter period permitted under the regulations promulgated under Section 162(m) of the Code), the Administrator shall set the targeted annual Bonus for each Senior Executive.
Components of Bonus. Unless otherwise determined by the Administrator with respect to any Performance Period, each participant’s Target Bonus shall be comprised of two or more components: one or more components based on the achievement of Company-wide goals (the "Company Goals") and one or more components based on the achievement of individual goals created for any particular Senior Executive (the "Individual Goals").
Notwithstanding the foregoing, or anything contained in this Incentive Plan to the contrary, if any of the Company Goals components of a Target Bonus or any of the Individual Goals components of a Target Bonus for any Senior Executive for any Performance Period is intended to constitute "qualified performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code", with any such compensation referred to as "Qualified Performance-Based Compensation") then (i) such component of the Company Goals or Individual Goals, as applicable, selected by the Administrator shall be limited to the specific otherwise illustrative goals identified below, (ii) after the end of the Performance Period, each component of the Bonus must be assessed by the Administrator separately to determine whether the Senior Executive has achieved the Company Goals or Individual Goals applicable to that component, and the Administrator shall certify in writing the extent to which the applicable Company Goals or Individual Goals have been achieved, (iii) the Company Goals and Individual Goals shall be selected and evaluated in such a manner that in no event shall the achievement or failure to achieve any level of any of the selected Company Goals or Individual Goals in any component have any bearing or effect on whether the Company Goals or Individual Goals in any other component have been achieved, and (iv) the Administrator with respect to such Bonus means the Compensation Committee or such other committee as appointed or designated by the Board, in each case, which shall be comprised solely of two or more "outside directors" (as defined in Section 162(m) of the Code and the regulations promulgated thereunder) to the extent required by Section 162(m) of the Code.
The Administrator shall have the discretion to include or exclude extraordinary items, restructuring charges, accounting changes or any other unusual or nonrecurring items in its determination of whether a Company Goal or Individual Goal has been satisfied; provided, that in the case of any Qualified Performance-Based Compensation, the extent, if any, to which any such adjustments shall be made shall be determined by the Administrator at the time of establishing the relevant Company Goal or Individual Goal. At the time any Company Goals or Individual Goals are established, the outcome as to whether the Performance Measures will be met must be substantially uncertain with respect to any component of a Bonus intended to qualify as Qualified Performance-Based Compensation.
If the Company Goals and/or Individual Goals component of a Target Bonus for any Senior Executive for any Performance Period is intended to constitute Qualified Performance-Based Compensation, then the Company Goals and/or Individual Goals component metrics that are intended to satisfy the qualified performance-based compensation exception under Section 162(m) of the Code shall be based on one or more objectively determinable measures of performance, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Bonus to be paid.
In addition to establishing minimum Company Goals and Individual Goals below which no compensation shall be payable pursuant to an award, the Administrator, in its discretion, may (i) create a performance schedule under which an amount less than or more than the Target Bonus may be paid so long as the applicable Goals have been achieved, (ii) establish additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Bonus, or (iii) reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon such factors or conditions that the Committee deems appropriate. Notwithstanding any provision of this Incentive Plan to the contrary, the Administrator shall not use its discretionary authority to increase any award that is intended to be Qualified Performance-Based Compensation above the amount determined under the Company Goals and/or Individual Goals component metrics that are intended to satisfy the qualified performance-based compensation exception under the applicable qualified performance-based compensation exception under Section 162(m) of the Code.
The purpose of any Company Goals component, represented by financial targets and other Company-wide performance metrics, and the purpose of the Individual Goals component, represented by the achievement of targets based on a specific segment, division or business unit or individual targets, are designed to focus the Senior Executives on behaviors that support the overall performance and success of the Company.

Company Goals. The Company Goals component will be tied to Tempur Sealy’s achievement of specific financial targets and other Company-wide performance metrics. The Company Goals component metrics may include, but are not limited to, one or more of the following, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group:

•	Debt reduction or cost reduction	•	Pre- or after-tax net earnings or earnings growth
•	Earnings before interest and taxes (EBIT) or EBIT margin	•	Earnings before interest and taxes, depreciation and amortization (EBITDA) or EBITDA margin
•	Price per share of stock	•	Return on capital
•	Earnings per share	•	Gross or net profit margin
•	Free cash flow	•	Market share
•	Return on net assets	•	Operating cash flow
•	Return on stockholders' equity	•	Operating earnings
•	Net sales or net sales growth	•	Stockholder returns
•	Stock price growth
These metrics are referred to as the "Specific Company Metrics."

Any Company Goals component of the Bonus and any Individual Goals component of the Bonus may be established using a matrix to allow for maximum and minimum payments of the Target Bonus, depending on the level of specified factors for the applicable Performance Period, and may be established to be evaluated on a "constant currency" basis.
Individual Goals. Each year, individual incentive performance metrics and targets may be established as Individual Goals for one or more of the Senior Executives. Any Individual Goals component of a Target Bonus for a Senior Executive may be based on the performance of a segment, division or business unit or goals unique to the particular Senior Executive. The Individual Goals are expected to have a significant component based on the successful completion of individual objectives.
An Individual Goals component will target 100% payout of the applicable portion of the Target Bonus for the achievement of a Senior Executive’s Individual Goal or Goals. Payments can range from no bonus payment to more than 100% of the targeted Individual Goals component, based on individual performance. Except as required in the case of Qualified Performance-Based Compensation, the determination of whether an Individual Goals component of the Bonus has been met and to what degree will be based on the subjective determination of the Administrator, and in exercising this discretion the Administrator will review each Senior Executive’s performance against individual objectives and the overall performance of the applicable Senior Executive within his or her specific area of responsibility.
Individual Goals may be based on any of the Specific Company Metrics, as applied to any specific segment, division or business unit, and may also include any one or more of following, as applicable to a specific segment, division or business unit or an individual:

•	Cost reduction initiatives	•	HR management metrics
•	Enhance financial planning process	•	Improve customer service metrics
•	Execution of Investor Relations plan	•	New product launches
•	Enhance new product pipeline	•	Expand slots per stores
•	Sales targets	•	Expand brand awareness
•	Improve brand equity	•	Strategic planning and growth initiatives
•	Gross and operating margin initiatives

III.    Designation of Participants
For any Performance Period, the Administrator shall determine whether any senior managers other than the CEO, COO and EVPs will participate in this Incentive Plan for that Performance Period, in which case any of these other senior managers will constitute "Senior Executives" under this Incentive Plan for that Performance Period. With respect to any other senior managers hired during the course of a fiscal year, the Administrator shall determine within thirty (30) days after the employment of such senior manager whether or not such senior manager shall participate in this Incentive Plan for such year. In the event that the Administrator does not decide that such newly-hired senior manager will participate in this Incentive Plan, such senior manager will not participate in the Incentive Plan for such Performance Period. In the event that the Administrator determines that a newly-hired senior manager will participate in this Incentive Plan for the remainder of the current Performance Period, the Administrator will promptly determine the terms of the Bonus for such Senior Executive, including with respect to the matters referred to in Section IV below.
Participation in this Incentive Plan in one year does not automatically guarantee participation in a future year. Compliance with all Tempur Sealy policies, guidelines and applicable laws is a prerequisite to receiving an award pursuant to this Incentive Plan.
IV.     Creation of Bonus Terms for Any Fiscal Year
For any Performance Period, within ninety (90) days after the commencement of that Performance Period, but in any event prior to the expiration of twenty-five percent (25%) of the applicable Performance Period (or within any longer or shorter period permitted under the regulations promulgated under Section 162(m) of the Code), the Administrator shall determine the following for the Senior Executives participating in the Incentive Plan for that Performance Period:

•	the Target Bonus for such Senior Executive, expressed as a percentage of his or her base salary;

•	whether there will be Company Goals for the Performance Period, and the type of Company Goals that will apply;

•	for each Senior Executive, whether there will be Individual Goals for that Senior Executive;

•	the relative weighting between Company Goals and Individual Goals for any Senior Executive;

•	any maximum or minimum payout with respect to any of the Company Goals or Individual Goals;

•	whether any component of the Bonus is intended to qualify as Qualified Performance-Based Compensation; and

•	any other terms applicable to the Bonuses for any Senior Executives for that Performance Period.

If the Bonus is intended to constitute Qualified Performance-Based Compensation, then the maximum amount payable under this Incentive Plan in respective of any one person for any one Performance Period as Bonuses shall not exceed an amount equal to 1% of the Company’s net sales for the fiscal year in which the Performance Period ends.

V.     Payment Criteria

Unless otherwise provided in any employment agreement between the Senior Executive and the Company or in the applicable terms for the Target Bonus or otherwise determined by the Administrator, a Participant must be employed by Tempur Sealy on the Bonus payment date with respect to the applicable Performance Period to be eligible to receive payment of an Award pursuant to this Incentive Plan.
Except as noted above, all Bonus payments will be based on a designated percentage of a Participant’s base salary, subject to the maximum amount that may be paid for awards intended to constitute Qualified Performance-Based Compensation as set forth above. Bonus payments will be made by March 15 of the year following the Performance Period, and will be subject to all withholding required by applicable law and such other deductions as may be authorized by the Participant or as required by applicable law.
Nothing in this Incentive Plan guarantees any Bonus payment will be made to any individual. Receipt of a Bonus payment in one year does not guarantee eligibility in any future year.
VI.    Termination, Suspension or Modification and Interpretation of this Incentive Plan
Tempur Sealy may terminate, suspend or modify and if suspended, may reinstate with or without modification all or part of this Incentive Plan at any time, with or without notice to Participants. Tempur Sealy reserves the exclusive right to determine eligibility to participate in this Incentive Plan and to interpret all applicable terms and conditions, including eligibility criteria.

VII.    Other
This document sets forth the terms of this Incentive Plan and is not intended to be a contract or employment agreement between any Participants and Tempur Sealy. As applicable, it is understood that both any Participant and Tempur Sealy have the right to terminate any Participant’s employment with Tempur Sealy at any time, with or without cause and with or without notice, in acknowledgement of the fact that their employment relationship is "at will", subject to the terms of any employment agreement, if any.
This Incentive Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.
To the extent required by (i) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standard and/or (ii) any policy that may be adopted by the Company, the Board or the Administrator, any awards granted under this Incentive Plan and amounts paid or payable pursuant to or with respect to such awards shall be subject to clawback to the extent necessary to comply with such laws and/or policy, which clawback may include forfeiture, repurchase and/or recoupment of awards and amounts paid or payable pursuant to or with respect to such awards.
The benefits provided under this Incentive Plan are intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Incentive Plan to the contrary, if any benefit provided under this Incentive Plan is subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder (and not excepted therefrom) or is Qualified Performance-Based Compensation, the provisions of this Incentive Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409 or 162(m) of the Code, as applicable (or disregarded to the extent such provision cannot be so administered, interpreted or construed). In no event, however, shall the Administrator, the Board (or any member thereof) or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Incentive Plan to satisfy the requirements of Section 409A or Section 162(m) of the Code.
This Second Amended and Restated Annual Incentive Plan for Senior Executives amends and restates the Amended and Restated Annual Incentive Bonus Plan for Senior Executives originally adopted on February 22, 2010 (the "Prior Plan"). Any outstanding Target Bonuses created prior to the approval by the stockholders of the Company of this Incentive Plan will be governed by the Prior Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83625-P57923 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEMPUR SEALY INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR each of the following Director nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Evelyn S. Dilsaver	☐	☐	☐
1b. Frank Doyle	☐	☐	☐
1c. John A. Heil	☐	☐	☐
1d. Peter K. Hoffman	☐	☐	☐
1e. Sir Paul Judge	☐	☐	☐
1f. Nancy F. Koehn	☐	☐	☐
1g. Christopher A. Masto	☐	☐	☐
1h. P. Andrews McLane	☐	☐	☐
1i. Lawrence J. Rogers	☐	☐	☐
1j. Mark Sarvary	☐	☐	☐
1k. Robert B. Trussell, Jr.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.	☐	☐	☐
3. PROPOSAL TO APPROVE THE SECOND AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN FOR SENIOR EXECUTIVES.	☐	☐	☐
4. AN ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.	☐	☐	☐

NOTE: This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by Internet, phone or giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International prior to the meeting or by filing with the Corporate Secretary of Tempur Sealy International prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment or postponement thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International called for May 8, 2015 and the proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 prior to the signing of this proxy.

Please sign exactly as name appears on this proxy. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

M83626-P57923

PROXY CARD

TEMPUR SEALY INTERNATIONAL, INC.
PROXY FOR 2015 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of TEMPUR SEALY INTERNATIONAL, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 16, 2015, and hereby appoints Bhaskar Rao and Dale E. Williams, each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2015 Annual Meeting of Stockholders of Tempur Sealy International, Inc. to be held at 8:30 A.M., local time, on May 8, 2015, at the offices of Morgan, Lewis & Bockius LLP, 13th Floor, One Federal Street, Boston, Massachusetts 02110 and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matters set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the Annual Meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International prior to the meeting or by filing via Internet, phone or with the Corporate Secretary of Tempur Sealy International prior to the meeting a later-dated proxy. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any postponement or adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Corporate Secretary of Tempur Sealy International on a form provided at the Annual Meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Tempur Sealy International called for May 8, 2015 and the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014 prior to the signing of this proxy.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, FOR APPROVAL OF THE SECOND AMENDED AND RESTATED ANNUAL INCENTIVE BONUS PLAN FOR SENIOR EXECUTIVES, FOR THE ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
(IMPORTANT - IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE OF THIS CARD AND RETURN USING THE ENCLOSED ENVELOPE)

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side